EXHIBIT 10.22

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (“Agreement”) is made as of September 19, 2003 (the “Contract Date”), between BARCELO CRESTLINE CORPORATION, a Maryland corporation (“Purchaser”), and HMC RETIREMENT PROPERTIES, L.P., a Delaware limited partnership (“Seller”).

ARTICLE 1. INTERPRETATION

1.1 Definitions. For purposes of this Agreement, the following capitalized terms shall have the meanings indicated:

1.1.1 90 Day Receivables: as defined in Section 10.2.4.

1.1.2 Accountants: as defined in Section 10.1.1.

1.1.3 Action: any action, suit, arbitration, governmental investigation or other legal proceeding.

1.1.4 Advance Booking Deposits: as defined in Section 10.2.15.

1.1.5 Affiliate: with respect to any Person, (i) all Persons that, directly or indirectly, control, are controlled by, or under common control with, such Person; or (ii) all Persons that, directly or indirectly, own, are owned by or under common ownership with, such Person.

1.1.6 Agreement: as defined in the Preamble.

1.1.7 Apportionment Time: 12:01 a.m. local time on the Closing Date.

1.1.8 Appurtenances: with respect to a particular parcel of land, (i) all rights, ways, easements, privileges and appurtenances to such land, including, with respect to the Land, the interest of the ground lessee under the School Lease, (ii) all strips and gores appurtenant to such land, and (iii) any land lying in the bed of any streets, roads and alleys appurtenant to such land.

1.1.9 Assumed Liability: any obligations under the Contracts accruing from and after the Closing Date, and any monetary obligations with respect to which Purchaser receives a credit as set forth on the settlement statement executed at Closing to the extent of the amount of such credit.

1.1.10 Authority: any governmental or quasi-governmental body or agency having jurisdiction over the Hotel or Seller including the state, the city and the county in which the Hotel is situated.

1.1.11 Books and Records: with respect to the Hotel, all documentation, information, reports, studies, surveys, land use applications, land use permits and approvals, operating permits and other information in printed or electronic form that is in the possession or under the control of Seller or its Affiliates and that pertains to the use, operation, ownership or condition of the Hotel, including (i) all correspondence, billing, advanced bookings and reservations and other files, (ii) all structural reviews, environmental assessments or audits, architectural drawings and engineering, geophysical, soils, seismic, geologic, environmental (including with respect to the impact of materials used in the construction or renovation of the Improvements) and architectural reports, studies and certificates pertaining to the Hotel, and (iii) all Financial Statements and other accounting, tax, financial, and other books and records relating to the use, maintenance, leasing and operation of the Hotel, but excluding information prepared or developed by Seller in connection with or relating to the sale of the Hotel, information that is subject to the attorney client privilege for the benefit of Seller or its Affiliates, and confidential or proprietary information of Existing Manager.

1.1.12 Broker: Hodges Ward Elliott.

1.1.13 Closing: the consummation of the purchase and sale of the Hotel as contemplated by this Agreement.

1.1.14 Closing Date: the date on which the Closing occurs.

1.1.15 Code: the Internal Revenue Code of 1986, as amended.

1.1.16 Confidentiality Agreement: Confidentiality Agreement dated September 13, 2002 between Host Marriott Corporation and Purchaser.

1.1.17 Consumables: with respect to the Hotel, all opened and unopened food and alcoholic or non-alcoholic beverages located at the Land, excluding any alcoholic beverages that may not be legally transferred to Purchaser under Legal Requirements.

1.1.18 Contract Date: as defined in the Preamble.

1.1.19 Contracts: with respect to the Hotel, all contracts for services, maintenance and supplies, purchase orders, equipment leases, space leases, and other contracts or agreements to which the Seller, Operating Lessee or Existing Manager, or any Affiliate of any of such Persons, is a party relating to the use, maintenance, operation, provisioning or equipping of the Hotel, together with all supplements, modifications and amendments thereto, all to the extent assignable but excluding the Excluded Contracts and the School Lease. For purposes of this definition, a contract or other agreement referenced above shall be deemed “assignable” notwithstanding that the express provisions of such document require as a condition to transfer or assignment the consent of the other contracting party or require a deposit, or transfer or assumption fee or similar charge; provided however, if the only written evidence of the contractual arrangement is an invoice or other abbreviated form from which it cannot be reasonably determined that a transfer or assignment fee is required, then with respect to such invoices or abbreviated forms Seller shall be responsible for any such transfer or assignment fees due at Closing in a cumulative amount not to exceed Fifty Thousand Dollars ($50,000.00).

1.1.20 Damages: as defined in Section 7.5.1.

1.1.21 Deposit: as defined in Section 2.2.2.1.

1.1.22 Due Diligence Period: as defined in Section 5.1.1.

1.1.23 Employees: as defined in Section 11.2.1.

1.1.24 Encumbrance: any lien, mortgage, deed of trust, security interest, pledge, charge, option, encroachment, easement, covenant, lease, reservation or restriction of any kind (whether recorded, perfected, choate or inchoate, actual or contingent) affecting title to all or any part of the Hotel.

1.1.25 Environmental Laws: all Legal Requirements in effect as of the Contract Date relating to the protection of the environment or to human health, or regulating the manufacture, use or disposal of pollutants, contaminants or any other Hazardous Substances, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time (42 U.S.C. § 9601 et seq.).

1.1.26 Environmental Reports: as defined in Section 3.7.

1.1.27 Escrow Agent: Fidelity National Title Insurance Company, in its capacity as escrow agent.

1.1.28 Excluded Contracts: collectively, (i) the Existing Operating Lease, (ii) the Existing Management Agreement, (iii) the Existing Franchise Agreement, and (iv) any national contracts maintained by Existing Manager that affect hotels other than the Hotel, together with all supplements, modifications and amendments to any of the foregoing.

1.1.29 Excluded Property: with respect to the Hotel, the personal property owned by Existing Manager pursuant to the Existing Management Agreement.

1.1.30 Executive Staff: as defined in Section 10.2.17.

1.1.31 Existing Franchise Agreement: The Marriott Inn Franchise Agreement dated as of October 18, 1995 by and between Marriott and Seller, as amended, which provides for the participation of the Hotel in the Marriott system of hotels, together with all supplements, modifications and amendments thereto, which Existing Franchise Agreement shall be terminated by the Seller at or prior to Closing in accordance with Section 5.5 below.

1.1.32 Existing Liquor Licenses: as defined in Section 5.7.1.

1.1.33 Existing Manager: Outrigger Lodging Services, a Nevada limited partnership, which operates the Hotel as of the Contract Date pursuant to the Existing Management Agreement.

1.1.34 Existing Management Agreement: The Management Agreement dated as of August 23, 1995, by and between Existing Manager and Seller, as amended, which provides for the operation of the Hotel by Existing Manager, together with all supplements, modifications and amendments thereto, which Existing Management Agreement shall be terminated by the Seller at or prior to Closing in accordance with Section 5.5 below.

1.1.35 Existing Operating Lease: The Amended and Restated Lease Agreement dated as of January 1, 2001 by and between CCMH Plaza San Antonio LLC and Seller, as amended, which provides for the lease of the Hotel by Operating Lessee, together with all supplements, modifications and amendments thereto, which Existing Operating Lease shall be terminated by the Seller at or prior to Closing in accordance with Section 5.5 below.

1.1.36 Existing Survey: as defined in Section 5.2.2.

1.1.37 Expendables: with respect to the Hotel, all china, glassware, linens, silverware, kitchen and bar small goods, paper goods, guest supplies, cleaning supplies, operating supplies, laundry supplies, printing, stationery, uniforms, fuel, brochures and other promotional material, whether in use at the Hotel or held in reserve storage for future use at the Hotel in connection with the operation of the Hotel.

1.1.38 Financial Statements: the profit and loss statements for the Hotel for (i) the calendar years 2000, 2001, and 2002, and (ii) each month in 2003 through the month of August, 2003.

1.1.39 Furnishings: with respect to the Hotel, all furniture, fixtures, equipment and other items of tangible personal property (excluding the Consumables, Expendables and Miscellaneous Hotel Assets), whether in use at the Hotel or held in reserve storage for future use at the Hotel in connection with the operation of the Hotel, with such additions and deletions as may hereafter occur or may have previously occurred in the ordinary course of business.

1.1.40 Hazardous Substance: oil, flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, fungi or bacterial matter which reproduces through the release of spores or the splitting of cells, including, without limitation, mold, mildew and viruses, whether or not living, hazardous wastes, toxic or contaminated substances or similar materials, in each case as regulated under the Environmental Laws or other applicable environmental laws, ordinances and regulations.

1.1.41 Hotel: collectively, (i) the Land, (ii) the Improvements located on the Land, (iii) all right, title and interest of Seller and the Operating Lessee in the Furnishings, Consumables, Expendables, Miscellaneous Hotel Assets, assignable Permits and assignable Intellectual Property used or to be used in connection with the Hotel, (iv) the Contracts relating to the Hotel, and (v) the Books and Records relating to any of the foregoing; but excluding the Excluded Property.

1.1.42 Improvements: with respect to the Land, the buildings, structures (surface and sub-surface), installations, utility systems, plantings, landscaping and other improvements, including such fixtures and appurtenances as shall constitute real property, located on the Land.

1.1.43 Inspection Agreement: that certain Inspection Agreement dated as of August 22, 2003 between Host Marriott, L.P. and Purchaser.

1.1.44 Intellectual Property: with respect to the Hotel, (i) all trademarks, service marks, trade dress, logos and trade names and any applications and/or registrations for any of the foregoing used in connection with the Hotel, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all trademarks or business or corporate names confusingly similar thereto in relation to any goods or services, and all applications, registrations, and renewals in connection therewith, (ii) all copyrightable works, all copyrights, and applications, registrations, and renewals in connection therewith, (iii) all trade secrets and business information relating to the operation of the Hotel (including ideas, research and development, know-how, formulas, compositions, marketing processes and techniques, technical data, designs, drawings, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), and (iv) all software used in connection with the ownership and operation of the Hotel (including data, passwords, source codes and related documentation), but excluding the Excluded Property.

1.1.45 Interim Liquor Agreement: as defined in Section 5.7.2.

1.1.46 Land: collectively, (i) the land described on Schedule 1.1B(1), together with all right, title and interest of Seller in and to any Appurtenances with respect to such land, and (ii) all right, title and interest of Seller as tenant under the School Lease, with respect to the land described on Schedule 1.1B(2).

1.1.47 Legal Requirement: any applicable federal, state, local or municipal constitution, law, ordinance, rule, order, regulation or statute of any Authority bearing on the construction, alteration, rehabilitation, maintenance, use, operation, sale or transfer of all or any portion of the Hotel.

1.1.48 Liquor License Applicant: as defined in Section 5.7.1.

1.1.49 Liquor Licenses: as defined in Section 5.7.1.

1.1.50 Marriott: Marriott International, Inc. and its Affiliates.

1.1.51 Miscellaneous Hotel Assets: with respect to the Hotel, all general intangibles relating to design, development, operation and use of the Hotel, all rights and work product under construction, service, consulting, engineering, architectural, design and construction agreements (including any warranties contained therein), and other Contracts (but excluding the contract rights constituting the Contracts), receipts, accounting and business records, books and files relating solely to ownership or operation of the Hotel, plans and specifications of any portion of the Hotel, keys and lock and safe combinations relating to the Hotel and livestock.

1.1.52 New Franchise Agreement: as defined in Section 5.8.

1.1.53 Objections: as defined in Section 5.2.3.

1.1.54 Operating Lessee: with respect to the Hotel, the Affiliate of the Seller that leases the Hotel from the Seller pursuant to the Existing Operating Lease.

1.1.55 Operations Settlement: as defined in Section 10.1.1.

1.1.56 Over 90 Day Receivables: as defined in Section 10.2.4.

1.1.57 Permits: with respect to the Hotel, all governmental licenses, permits and permissions, including all building permits, certificates of occupancy, subdivision maps or plats, land sale registrations, conditional use permits, special use permits, environmental impact statements, and all other entitlements, used in or relating to the Hotel.

1.1.58 Permitted Exceptions: collectively, any items approved or deemed approved by Purchaser in accordance with Section 5.2, or otherwise permitted pursuant to this Agreement.

1.1.59 Person: a natural person or any legal, commercial or governmental entity, including a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert or any person acting in a representative capacity.

1.1.60 PIP: as defined in Section 5.8.

1.1.61 Purchase Price: as defined in Section 2.2.1.

1.1.62 Purchaser: as defined in the Preamble.

1.1.63 Purchaser Employees: the employees employed by Purchaser, any Affiliate of Purchaser or any manager designated by Purchaser to employ such employees with respect to the Hotel from and after the Closing.

1.1.64 Purchaser Indemnitees: Purchaser, Purchaser’s Affiliates, and their respective successors and assigns, and the respective officers, directors, shareholders, partners, members, employees, and agents of each of them.

1.1.65 Purchaser’s Designee: as defined in Section 12.1.

1.1.66 Purchaser’s Knowledge: the actual current knowledge of Patrick Campbell, Senior Vice-President, Development, without any obligation to review any files or make inquiry of any party.

1.1.67 Retained Liabilities: all liabilities (i) under the Excluded Contracts, (ii) that Seller has committed to satisfy under the provisions of Section 5.2.5, (iii) for any taxes for which Seller is liable under the provisions of Section 10.2.8, and (iv) relating to any Employees as contemplated in Section 11.2.

1.1.68 School Lease: the lease agreement dated February 9, 1978, between the City of San Antonio and Seller, recorded in Volume 2028, Page 6, Official Public Records of Real Property of Bexar County, Texas, as amended by Amendment to Plaza Nacional German-English School Lease dated October 3, 1985, together with all supplements, modifications and amendments thereto that are permitted under the provisions of this Agreement, relating to the lease by Seller of a portion of the Land, as set forth on Schedule 1.1B(2).

1.1.69 School Lessor: the City of San Antonio, Texas.

1.1.70 School Lessor Agreement: as defined in Section 5.9.2.

1.1.71 School Sublease: as defined in Section 5.9.3.

1.1.72 Seller: HMC Retirement Properties, L.P., a Delaware limited partnership.

1.1.73 Seller Indemnitees: each of the Seller, Seller’s Affiliates, Existing Manager, and Operating Lessee, and their respective successors and assigns, and the respective officers, directors, shareholders, partners, members, employees and agents of each of them.

1.1.74 Seller’s Knowledge: the actual current knowledge of any of the following persons: (i) David Buckley (Seller’s transactional attorney); (ii) Christopher Bruner (Seller’s asset management attorney); and (iii) Dan Burke (Seller’s asset manager of the Hotel), without any obligation to review any files or make inquiry of any Person except as otherwise provided herein. In no event shall the knowledge of the Existing Manager, or any employee of the Existing Manager, be imputed to the Seller, except that

Messrs. Buckley, Bruner and Burke shall provide a copy of each of the representations and warranties contained in the Transaction Documents to the general manager and comptroller of the Existing Manager and request in writing, with a copy to Purchaser, that such general manager and comptroller review such representations and warranties and advise Messrs. Buckley, Bruner and Burke in writing of any circumstances that would breach or render any such representations or warranties untrue. Seller shall provide Purchaser a copy of any written responses received from such general manager or comptroller. To the extent that such general manager or comptroller fails to respond in writing or to respond completely in writing, any knowledge possessed by such general manager or comptroller but not by Messrs. Buckley, Bruner or Burke of which such general manager or comptroller did not inform Messrs. Buckley, Bruner or Burke shall not be within Seller’s Knowledge.

1.1.75 Survey: as defined in Section 5.2.2.

1.1.76 Title Company: Fidelity National Title Insurance Company or such other nationally recognized title insurer that is mutually acceptable to Seller and Purchaser, in its capacity as title insurer.

1.1.77 Title Commitment: as defined in Section 5.2.1.

1.1.78 Title Policy: as defined in Section 6.1.3.

1.1.79 Title Review Period: as defined in Section 5.2.3.

1.1.80 Transaction Documents: as defined in Section 2.3.

1.1.81 True-up: as defined in Section 10.1.1.

1.1.82 Update Certificate: as defined in Section 3.13 and in Section 5.4 and refers to a Seller Update Certificate or a Purchaser Update Certificate as the context requires.

1.1.83 Wall License: as defined in Section 5.3.8.

1.1.84 WARN Act: collectively, all federal, state and local plant closing laws, including the Worker Adjustment Retraining and Notification Act.

1.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (without reference to conflicts of laws principles).

1.3 Captions, Numberings and Headings. Captions, numberings and headings of Articles, Sections, Schedules and Exhibits in this Agreement are for convenience of reference only and shall not be considered in the interpretation of this Agreement. References in this Agreement to Articles, Sections, Schedules and Exhibits shall be deemed to be references to such Articles, Sections, Schedules and Exhibits in this Agreement unless otherwise expressly specified.

1.4 Interpretation. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires: (i) the word “including” and variations thereof shall mean “including without limitation”; (ii) the words “hereof”, “herein”, “hereto” and “hereunder” and similar words when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article and section references contained herein shall refer to articles or sections hereof unless otherwise expressly provided herein; and (iii) the words “approval,” “consent” and “notice” shall be deemed to be preceded by the word “written”.

1.5 Number; Gender. Whenever required by the context, the singular shall include the plural, the neuter gender shall include the male gender and female gender, and vice versa.

1.6 Business Day. In the event that the date for performance of any obligation under this Agreement falls on other than a business day, then such obligation shall be performed on the next succeeding business day.

1.7 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original and all of which shall constitute one and the same agreement.

1.8 Severability. In the event that one or more of the provisions of this Agreement shall be held to be illegal, invalid or unenforceable, each such provision shall be deemed severable and the remaining provisions of this Agreement shall continue in full force and effect, unless this construction would operate as an undue hardship on Seller or Purchaser or would constitute a substantial deviation from the general intent of the parties as reflected in this Agreement.

1.9 No Oral Modifications or Waivers. No modification of this Agreement shall be valid or effective unless the same is in writing and signed by Seller and Purchaser. No purported waiver of any of the provisions of this Agreement shall be valid or effective unless the same is in writing and signed by the party against whom it is sought to be enforced.

1.10 Exhibits. All Schedules and Exhibits referenced in this Agreement are incorporated by this reference as if fully set forth in this Agreement, and all references to this Agreement shall be deemed to include all such incorporated Schedules and Exhibits.

1.11 Integration. This Agreement and the documents and agreements referenced in this Agreement (including the Confidentiality Agreement and the Inspection Agreement) contain the entire understanding between Seller and Purchaser with respect to the sale of the Hotel, and are intended to be a full integration of all prior or contemporaneous agreements, conditions, understandings or undertakings between Seller and Purchaser with respect thereto. There are no promises, agreements, conditions, undertakings, understandings, warranties or representations, whether oral, written, express or implied, between Seller and Purchaser with respect to the sale of the Hotel other than as are expressly set forth in this Agreement and the documents and agreements referenced in this Agreement (including the Confidentiality Agreement and the Inspection Agreement).

1.12 No Construction Against Drafter. This Agreement has been negotiated and prepared by Seller and Purchaser and their respective attorneys and, should any provision of this Agreement require judicial interpretation, the court interpreting or construing such provision shall not apply the rule of construction that a document is to be construed more strictly against one party.

ARTICLE 2. SALE OF HOTEL

2.1 Sale and Purchase of Assets. Subject to and in accordance with the terms of this Agreement, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the Hotel.

2.2 Purchase Price.

2.2.1 The purchase price (“Purchase Price”) for the sale and purchase of the Hotel shall be the sum of (i) Thirty Two Million Five Hundred Thousand and No/00 Dollars ($32,500,000.00) and (ii) an amount equal to the aggregate of the balance, as of the Closing Date, of the FF&E reserve account maintained with respect to the Hotel (such account, an “FF&E Reserve Account”), subject to adjustment for prorations as more particularly determined pursuant to Article 10.

2.2.2 The Purchase Price shall be payable as follows:

2.2.2.1 On the Contract Date, Purchaser shall deposit into escrow with Escrow Agent the sum of One Million Five Hundred Thousand Dollars ($1,500,000.00) (together with all interest that accrues thereon in such escrow, the “Deposit”) by wire transfer of immediately available funds. Except as expressly provided herein, the Deposit shall be non-refundable, and shall be credited to the Purchase Price at Closing. All interest earned on the Deposit while held by Escrow Agent shall be added to and increase the amount of the Deposit. The Deposit shall be held in accordance with Section 8.1. In the event the Closing occurs as contemplated by this Agreement, then at Closing, the Deposit shall be paid to or at the direction of Seller and credited against the Purchase Price.

2.2.2.2 Purchaser shall deliver the balance of the Purchase Price to Escrow Agent by wire transfer of immediately available funds at Closing, and such amount shall be disbursed by Escrow Agent no later than 4:00 p.m. (Washington, D.C. time) on the Closing Date, to or at the direction of Seller in accordance with wiring instructions delivered by Seller to Escrow Agent.

2.2.3 If Purchaser shall fail to deliver the Deposit by the dates set forth in Sections 2.2.2, time being of the essence, then notwithstanding any other provision of this Agreement, this Agreement shall thereupon automatically terminate, any portion of the Deposit then held by Escrow Agent shall be returned to Purchaser and neither party shall have any rights against the other with respect to the terms and provisions of this Agreement, except for those provisions that expressly survive the termination of this Agreement.

2.3 Condition of Hotel. Purchaser acknowledges for Purchaser and Purchaser’s successors, heirs and assignees (including any Purchaser’s Designees): (i) Purchaser has been given a reasonable opportunity to inspect and investigate the Hotel, all improvements thereon and all aspects relating thereto, including all of the physical, environmental and operational aspects of the Hotel, either independently or through agents and experts of Purchaser’s choosing; and (ii) that Purchaser will acquire the Hotel based upon Purchaser’s own investigation and inspection thereof. SELLER AND PURCHASER AGREE THAT, EXCEPT AS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT AND THE OTHER DOCUMENTS EXECUTED BY SELLER OR ANY AFFILIATE OF SELLER AT CLOSING (COLLECTIVELY, “TRANSACTION DOCUMENTS”), THE HOTEL SHALL BE SOLD AND PURCHASER SHALL ACCEPT POSSESSION OF THE HOTEL ON THE CLOSING DATE “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS,” WITH NO RIGHT OF SET-OFF OR REDUCTION IN THE PURCHASE PRICE, AND THAT, EXCEPT AS EXPRESSLY PROVIDED IN THE TRANSACTION DOCUMENTS, SUCH SALE SHALL BE WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WARRANTY OF INCOME POTENTIAL, OPERATING EXPENSES, USES, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND SELLER DOES HEREBY DISCLAIM AND RENOUNCE ANY SUCH REPRESENTATION OR WARRANTY, EXCEPT AS EXPRESSLY PROVIDED IN THE TRANSACTION DOCUMENTS. PURCHASER SPECIFICALLY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED FOR IN THE TRANSACTION DOCUMENTS, PURCHASER IS NOT RELYING AND SHALL NOT RELY ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, FROM SELLER AS TO ANY MATTERS CONCERNING THE HOTEL, INCLUDING: (A) THE CONDITION OR SAFETY OF THE HOTEL, INCLUDING PLUMBING, SEWER, HEATING AND ELECTRICAL SYSTEMS, ROOFING, AIR CONDITIONING, FOUNDATIONS, SOILS AND GEOLOGY INCLUDING HAZARDOUS MATERIALS, LOT SIZE, OR SUITABILITY OF THE HOTEL FOR A PARTICULAR PURPOSE; (B)WHETHER THE APPLIANCES, IF ANY, PLUMBING OR UTILITIES AND ANY ASSOCIATED METERS ARE IN WORKING ORDER; (C)THE LIABILITY OR SUITABILITY FOR OCCUPANCY OF ANY STRUCTURE AND THE QUALITY OF ITS CONSTRUCTION; (D)THE FITNESS OF ANY PERSONAL PROPERTY; OR (E)WHETHER THE IMPROVEMENTS ARE STRUCTURALLY SOUND, IN GOOD CONDITION, OR IN COMPLIANCE WITH APPLICABLE CITY, COUNTY, STATE OR FEDERAL STATUTES, CODES, ORDINANCES, EASEMENTS OR RESTRICTIVE COVENANTS. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THE TRANSACTION DOCUMENTS, SELLER SHALL NOT BE UNDER ANY DUTY TO MAKE ANY AFFIRMATIVE DISCLOSURE REGARDING ANY MATTER WHICH MAY BE KNOWN TO SELLER, OR ITS RESPECTIVE OFFICERS, DIRECTORS,

CONTRACTORS, AGENTS OR EMPLOYEES, AND THAT IT IS RELYING SOLELY UPON ITS OWN INSPECTION OF THE HOTEL AND NOT UPON ANY REPRESENTATIONS MADE TO IT BY ANY PERSON WHOMSOEVER ON SELLER’S BEHALF. EXCEPT AS EXPRESSLY PROVIDED IN THE TRANSACTION DOCUMENTS, ANY REPORTS, REPAIRS OR WORK REQUIRED BY PURCHASER ARE TO BE THE SOLE RESPONSIBILITY OF PURCHASER AND PURCHASER AGREES THAT THERE IS NO OBLIGATION ON THE PART OF SELLER TO MAKE ANY CHANGES, ALTERATIONS OR REPAIRS TO THE HOTEL. THE PROVISIONS OF THIS SECTION 2.4 SHALL SURVIVE THE CLOSING INDEFINITELY.

ARTICLE 3. SELLER’S REPRESENTATIONS AND WARRANTIES

Seller hereby represents and warrants to Purchaser as follows with respect to itself and the Hotel, in each case, as of the Contract Date.

3.1 Good Standing. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the state of its organization, and has full power and authority to conduct the business in which it is now engaged. Seller is duly qualified to do business and in good standing under the laws of the state in which the Hotel is located.

3.2 Due Authorization. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated by this Agreement have been duly and validly authorized by all requisite actions of Seller and its partners. Assuming the due execution and delivery of this Agreement by Purchaser, this Agreement constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

3.3 No Violations. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated by this Agreement will not: (i) violate any Legal Requirement or any order of any court or Authority that is binding on Seller or the Hotel; or (ii) result in a breach of or default under (A) any contract or other agreement to which Seller is a party or by which the Hotel is bound (except that Seller makes no representation or warranty under this clause (A) with respect to any prohibitions on transfer or assignment which may be set forth in any Contract) or (B) any provision of the organizational documents of Seller.

3.4 Bankruptcy. Seller is not the subject debtor under any federal, state or local bankruptcy or insolvency proceeding, or any other proceeding for dissolution, liquidation or winding up of its assets, and no attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, or similar proceedings are pending or, to Seller’s Knowledge, threatened against Seller, nor is Seller contemplating commencing any proceedings.

3.5 Litigation. Except as set forth on Schedule 3.5, there are no Actions pending or, to Seller’s Knowledge, threatened against Seller or affecting (i) the financial condition or operations of Seller or the Hotel, (ii) Seller’s ability to enter into or perform this Agreement, or (iii) Seller’s title to the Hotel. Except for claims covered by insurance, to Seller’s Knowledge, there are no other Actions pending or threatened against Seller or affecting any other aspect of the Hotel.

3.6 Condemnation. There are no pending condemnation actions with respect to the Hotel, and to Seller’s Knowledge there is no threatened or contemplated condemnation action.

3.7 Environmental Matters. Seller has provided to Purchaser a correct and complete copy of the reports and materials described on Schedule 3.7 (collectively, “Environmental Reports”). Other than as set forth in the Environmental Reports:

3.7.1 Seller has received no written notice from any Authority of any actual or potential violation of or failure to comply with any Environmental Laws with respect to the Hotel which remains uncorrected, or of any actual or threatened obligation to undertake or bear the cost of any environmental, health, or safety clean-up, removal, containment, or other remediation under any Environmental Law with respect to the Hotel which remains unperformed.

3.7.2 There are no pending or, to Seller’s Knowledge, threatened Actions arising under or pursuant to any Environmental Laws, with respect to or affecting the Hotel.

3.7.3 To Seller’s Knowledge, other than (i) Hazardous Substances used in the ordinary course of maintaining and cleaning the Hotel in commercially reasonable amounts, and (ii) Hazardous Substances used as fuels, lubricants or otherwise in connection with vehicles, machinery and equipment located at the Hotel in commercially reasonable amounts, no Hazardous Substances are or have been present, produced, disposed of or stored on, in or about the Hotel and/or the Land. To Seller’s Knowledge, the Hazardous Substances described in the foregoing clauses (i) and (ii) are being stored, used and disposed of in compliance with all Environmental Laws.

3.7.4 To Seller’s Knowledge, there has been no release or threat of release of Hazardous Substances at or from the Hotel and/or the Land.

3.8 Foreign Person. Seller is not a “foreign person” as defined in the Code.

3.9 Legal Requirements. As of the Contract Date, Seller has received no written notice from any Authority that Seller or the Hotel is in material violation of any Legal Requirement (including without limitation the Americans with Disabilities Act), that has not been corrected.

3.10 Insurance Notices. To Seller’s Knowledge, Seller has not received any written notice from any of its present insurance carriers of any defects or inadequacies in the Hotel which, if left uncured or uncorrected, could result in termination or reduction in coverage of Seller’s existing insurance coverage with respect to the Hotel, which defects or inadequacies have not been cured or corrected.

3.11 Permits. To Seller’s Knowledge, Seller has not received from any Authority any written notice of any defects or inadequacies in the Permits currently held by Seller or the Existing Manager.

3.12 Contracts. To Seller’s Knowledge, Schedule 3.12 identifies all Contracts (other than Excluded Contracts and agreements that are recorded against the Land and listed in the Title Commitment) materially affecting in any way the ownership or operation of the Hotel.

3.13 Taxes. To Seller’s Knowledge, all employment taxes, payroll taxes, excise taxes, occupancy or entertainment taxes, ad valorem taxes, liquor taxes, sales or use taxes and real property (including personal property) taxes and assessments due and payable as of the date of this Agreement in connection with the ownership or operation of the Hotel have been paid.

3.14 Employees. To Seller’s Knowledge, Seller has not received any written notice from any Authority of (i) any actions or investigations related to the payment of payroll taxes, wages or other payments due Employees; (ii) any claims of unfair labor practices, related complaints or charges of discrimination; or (iii) arbitrations or grievance proceedings arising out of the operation of the Hotel, except as set forth on Schedule 3.14 or covered by insurance. There are no employee benefit plans relating to any Employees that will survive the Closing.

3.15 Complete Copies. To Seller’s Knowledge, all of the instruments, documents, lists, schedules and items with respect to the Hotel which Seller has delivered or made available, or will deliver or make available to Purchaser pursuant to this Agreement are true, correct and complete copies of the originals.

3.16 Books and Records. To Seller’s Knowledge, Seller has not intentionally withheld from Purchaser’s review during the Due Diligence Period any Books and Records, the contents of which would, if known to Purchaser, have had a material effect on Purchaser’s decision whether to terminate this Agreement pursuant to Section 5.1.1.

3.17 Applicable Zoning. Seller has received no written notice from any Person or Authority of any actual or potential change to or modification of the zoning applicable to the Hotel (or any component thereof).

ARTICLE 4. PURCHASER’S REPRESENTATIONS AND WARRANTIES

Purchaser hereby represents and warrants to Seller as follows:

4.1 Good Standing. Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the state of its organization, and has full power and authority to conduct the business in which it is now engaged. Purchaser is duly qualified to do business and in good standing under the laws of the state in which the Hotel is located, or will be so qualified and in good standing as of the Closing Date.

4.2 Due Authorization. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated by this Agreement have been duly and validly authorized by all requisite actions of Purchaser. Assuming the due execution and delivery of this Agreement by Seller, this Agreement constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

4.3 No Violations. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated by this Agreement will not: (i) violate any Legal Requirement or any order of any court or Authority that is binding on Purchaser; or (ii) result in a breach of or default under (A) any contract or other agreement to which Purchaser is a party or (B) any provision of the organizational documents of Purchaser.

4.4 Bankruptcy. Purchaser is not the subject debtor under any federal, state or local bankruptcy or insolvency proceeding, or any other proceeding for dissolution, liquidation or winding up of its assets, and no attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, or similar proceedings are pending or, to the best of Purchaser’s knowledge, threatened against Purchaser, nor is Purchaser contemplating commencing any such proceedings.

4.5 Litigation. There are no Actions pending or, to the knowledge of Purchaser, threatened against Purchaser before any court or Authority, an adverse determination of which would materially adversely affect Purchaser’s ability to enter into or perform this Agreement.

ARTICLE 5. ACTIONS PENDING CLOSING AND OTHER COVENANTS

5.1 Due Diligence Period.

5.1.1 Purchaser acknowledges and agrees that it and its representatives and agents have been provided an adequate period of time prior to the Contract Date ( the “Due Diligence Period”) within which to undertake such inspections, tests, studies and investigations of the structure and mechanical systems of the Hotel as Purchaser deemed desirable in its sole and absolute discretion. Accordingly, Purchaser has elected to proceed with the transaction contemplated by this Agreement. Subject to the terms of the Inspection Agreement, Purchaser and Purchaser’s agents and contractors shall have the continuing right to enter upon the Hotel and to speak with the Hotel’s senior management team, in each case, at the Hotel at reasonable times and upon reasonable prior notice until the Closing. Purchaser acknowledges and agrees that all inspections of the Hotel shall be conducted in a manner not unreasonably disruptive to Existing Manager, tenants, guests, invitees or employees at the Hotel or otherwise to the operation of the Hotel. Purchaser agrees to and hereby does indemnify, defend and hold the Seller Indemnitees and their respective licensees, guests and invitees, and the successors of any of the foregoing, harmless from and against any and all losses, costs, damages, claims or liabilities, including mechanic’s and materialmen’s liens and reasonable attorneys’ fees, caused by the entry by Purchaser and/or any of Purchaser’s agents or contractors onto the Hotel pursuant to this Section 5.1. The foregoing indemnity by Purchaser shall not apply to any such losses, costs, damages, claims or liabilities that arise solely from the discovery of a preexisting condition of the Hotel; provided, however, the indemnity shall apply to any preexisting conditions to the extent they are worsened or exacerbated by Purchaser and/or any of Purchaser’s agents or contractors. Purchaser’s obligations pursuant to this Section 5.1 shall survive the Closing or earlier termination of this Agreement.

5.1.2 Any time after the Contract Date, Purchaser may, at its sole cost and expense, engage a third-party certified public accountant to perform audits of the Financial Statements, which audits shall include all disclosures required by generally accepted accounting principles and Securities and Exchange Commission regulations, specifically in accordance with Section 3.05 of regulation S-X and all related rules and regulations thereof. Seller shall, and shall use commercially reasonable efforts to cause Existing Hotel Manager to, cooperate in connection with the performance of such audits and shall provide all information reasonably requested by such accountants. In connection with such audits, Seller shall provide the accountants performing the audits with appropriate representation letters in accordance with American Institute of Public Accountants professional standards; provided, however, such representation letters shall be reasonably adapted to the existing circumstance of an owner for whom the Financial Statements and other Books and Records have not previously been audited and which are prepared by a third party manager without such owner’s direct supervision. Purchaser, for itself and its successors and assigns, agrees to and hereby does indemnify, defend and hold the Seller Indemnitees harmless from and against any and all losses, costs, damages, claims or liabilities, including reasonable attorneys’ fees, arising from, or related to, directly or indirectly, the preparation, delivery or use by Purchaser or its successors and assigns of the Financial Statements and any other of the Books and Records.

5.1.3 Upon request of Purchaser at any time during the term of this Agreement, Seller shall provide the latest monthly operating statements for the Hotel then available.

5.2 Title and Survey.

5.2.1 Purchaser acknowledges receipt from Seller of copies of Seller’s most recent title insurance policies with respect to the Hotel. Purchaser has also caused the Title Company to deliver to Purchaser one or more current commitments for a Texas Land Title Association (“TLTA”) Owner’s Policy of Title Insurance (collectively, the “Title Commitment”) with respect to the Hotel, accompanied by a legible copy of each document referred to in the Title Commitment.

5.2.2 Purchaser acknowledges receipt from Seller of a copy of Seller’s most recent survey of Hotel (the “Existing Survey”). At its option and at its cost, Purchaser may obtain an update to such Existing Survey and/or Purchaser may obtain a new survey of the Hotel (the “Survey”).

5.2.3 By letter dated September 15, 2003, Purchaser notified Seller of items (“Objections”) in the Title Commitment or Survey which are unsatisfactory to Purchaser in its sole and absolute discretion. By execution of this Agreement, Seller acknowledges that it has agreed to cure the Objections. Except for the Objections and except to the extent otherwise provided in Section 5.2.5, any items that are shown in the Title Commitment or on the Survey (or if Purchaser does not obtain a Survey, then on the Existing Survey) as of the expiration of the Title Review Period shall be deemed to have been approved by Purchaser and shall be Permitted Exceptions for all purposes under this Agreement.

5.2.4 On the Closing Date, Seller shall convey to Purchaser title to the Land subject only to the Permitted Exceptions.

5.2.5 Seller hereby covenants to cure at or before the Closing (i) any mortgage lien created by, through or under Seller and affecting the Hotel; (ii) the grant by Seller after the Contract Date of any other Encumbrance on or interest in the Hotel; (iii) all delinquent real estate taxes and assessments; (iv) any judgment lien or federal or state income tax lien applicable to Seller or any Affiliate of Seller upon all or any portion of the Hotel; and (v) any other Objection with respect to the Land that is based upon a mechanics’ lien, judgment lien or other lien which: (a) secures a monetary amount, created by, through or under Seller or any Affiliate of Seller; and (b) may be removed by the payment of a liquidated sum of money in an aggregate amount with respect to this clause (v) not to exceed Two Hundred Thousand Dollars ($200,000.00). Purchaser need not deliver any notice to Seller to identify any of the foregoing items as Objections, and Seller may not refuse to cure the same. Seller may use a portion of the Purchase Price to effect such cure at Closing.

5.3 Operation of Property. Prior to Closing, unless Purchaser expressly consents in writing otherwise, such consent not to be unreasonably withheld:

5.3.1 Seller shall cause its Operating Lessee to continue to operate the Hotel in the ordinary course consistent with the practices and procedures in effect as of the Contract Date and remain in compliance in all material respects with the School Lease, except to the extent that this Agreement expressly provides otherwise. Seller shall not commit or knowingly permit to be committed any waste to the Hotel.

5.3.2 Seller shall continue to maintain the insurance currently carried by Seller with respect to the Hotel; Seller shall provide a copy of its insurance certificates to Purchaser.

5.3.3 Seller shall not enter into, terminate, amend or otherwise modify any service and maintenance contracts, purchase orders, equipment leases, space leases, and other contracts or agreements relating to the use, maintenance, operation, provisioning or equipping of the Land and the Improvements thereon, unless (i) any such new contract, purchase order, equipment lease, space lease or agreement will not be binding on Purchaser after Closing, (ii) any such contract, purchase order, equipment lease, space lease or agreement is an extension or renewal of, or a new Contract that replaces, a Contract existing as of the Contract Date on substantially similar terms, allowing for a reasonable adjustment in the price or rent charged thereunder to reflect market conditions in Seller’s reasonable judgment, and which new Contract may be with a new contracting third party or parties in Seller’s reasonable judgment; provided, however, Seller shall obtain the prior written consent of Purchaser (which consent may be withheld in Purchaser’s sole and absolute discretion) before entering into any such Contract, (iii) any such new, amended or modified contract, purchase order, equipment lease, space lease or agreement is terminable by Purchaser without penalty or premium after Closing on no more than thirty (30) days’ notice, (iv) any such terminated contract, purchase order, equipment lease, space lease or agreement is terminated as a result of the default or nonperformance of a party thereto other than Seller, or (v) the same is a purchase order for goods or services entered into in the ordinary course of business of the Hotel consistent with the practices and procedures in effect as of the Contract Date. Nothing set forth in this Section 5.3.3 shall restrict the right of Existing Manager under the Existing Management Agreement to enter into, terminate, amend or otherwise modify any such service and maintenance contracts, purchase orders, equipment leases, space leases and other contracts or agreements, except that Seller shall not consent to or approve of the same (to the extent that Seller has the right under the Existing Management Agreement to withhold such consent or approval) except in accordance with the requirements of this Section 5.3.3. Seller shall use commercially reasonable efforts to cause the Existing Manager to comply with the provisions of this Section 5.3.3.

5.3.4 Seller shall not market, sell, pledge, convey, remove or permit or suffer the removal of, or offer to sell any portion of the Hotel, except for items sold or consumed in the ordinary course of business.

5.3.5 Seller shall cooperate with Purchaser in all reasonable respects in connection with the transfer of existing Permits that may be assigned to Purchaser or Purchaser’s Designee or the issuance of new Permits to Purchaser or Purchaser’s Designee, including but not limited to replacement certificate(s) of occupancy, each to be effective no earlier than Closing.

5.3.6 Seller shall use commercially reasonable efforts (i) to maintain usual and customary levels of Consumables, Expendables and Furnishings and other personal property at the Hotel pursuant to its Existing Manager’s normal course of business for the Hotel and (ii) not to permit its Existing Manager to remove any Furnishings from the Hotel (other than in the ordinary course of business, in which case adequate replacements shall have been made).

5.3.7 During the period from the Contract Date until the Closing Date or the earlier termination of this Agreement, Seller shall not directly or indirectly make, accept, solicit, negotiate, entertain or otherwise pursue, or authorize any representative or Affiliate of Seller to make, accept, solicit, negotiate, entertain or otherwise pursue, any offers for the financing, or direct or indirect sale or other disposition of the Hotel or any portion thereof, other than the transactions contemplated under this Agreement.

5.3.8 Seller is in the process of negotiating a license agreement with the City of San Antonio to use and maintain an existing decorative wall and plantings over a portion of East Durango Boulevard Public Right of Way (the “Wall License”). The Wall License shall be substantially in the form attached hereto as Exhibit E (“Wall License Agreement”) except that the provisions addressing assignment and assignability shall be modified to be consistent with Section 12.1 hereof. Such approval shall not be unreasonably withheld or delayed. Further, notwithstanding the consent of Purchaser to the Wall License, Seller’s obligation for licensing fees or charges to the City of San Antonio shall not exceed the total sum of Fifty Thousand Dollars ($50,000.00) and any amount in excess thereof shall be paid by Purchaser.

5.3.9 Seller shall not take, or omit to take, any action that would have the effect of materially violating any of the covenants or agreements of Seller contained in this Agreement.

5.3.10 Seller shall promptly notify Purchaser of any action, suit or other proceedings pending before any court or governmental agency against the Seller or affecting the Hotel.

5.4 Update Certificates. Prior to Closing, each of Seller and Purchaser shall promptly deliver to the other a certificate (an “Update Certificate”) if it becomes aware of any material fact or condition that causes or constitutes a breach of any of Seller’s or Purchaser’s representations or warranties as of the Contract Date, or if it becomes aware of any material fact or condition that would cause or constitute a breach of such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. In addition, each of Seller and Purchaser shall deliver an Update Certificate to the other through the Closing escrow. In the event that Purchaser instead causes a Purchaser’s Designee to take title to the Hotel, then such Update Certificate at Closing that otherwise would have been delivered by Purchaser shall instead be delivered by such Purchaser’s Designee (with any representations or warranties specifying the type of entity or jurisdiction of formation of the certifying party to be modified as appropriate for such Purchaser’s Designee). Prior to Closing, Seller and Purchaser shall promptly notify the other in writing if it becomes aware of the occurrence of any material breach of any covenant in this Article 5 or of the occurrence of any event that makes the satisfaction of the conditions in Article 6 impossible or unlikely.

5.5 Excluded Contracts. Seller shall cause all of the Excluded Contracts relating to the Hotel to be terminated with respect to the Hotel at or prior to Closing, without cost or liability to Purchaser.

5.6 Satisfaction of Conditions. Prior to Closing, Seller and Purchaser shall each use good faith, commercially reasonable efforts to satisfy the conditions to Closing set forth in Article 6.

5.7 Liquor License.

5.7.1 Promptly following the Contract Date, Purchaser, at its sole cost and expense, shall make all necessary applications for, and shall diligently pursue, issuance of all licenses and approvals required under any Legal Requirements for the continued sale of alcoholic beverages at the Hotel from and after the Closing Date consistent with the practices and procedures in effect as of the Contract Date (collectively, “Liquor Licenses”). Purchaser shall keep Seller informed of the status of such applications, and shall promptly respond to Seller’s inquiries regarding the status of the same. Upon notice by the Texas Alcoholic Beverage Commission to the Existing Manager or to such other entity as currently holds any existing liquor license or permit in connection with the operations of the Hotel (the “Existing Liquor Licenses”) requiring surrender of the Existing Liquor Licenses, Seller shall use its reasonable good faith efforts to cause the Existing Manager to promptly surrender the Existing Liquor Licenses and to request a “Form 460 Letter” from the Texas Alcoholic Beverage Commission enabling the Existing Manager to continue to sell alcoholic beverages at the Hotel. To the extent Seller does not (i) incur any material cost or expense that Purchaser does not commit to pay or reimburse, or (ii) incur any risk of material liability or obligations, then Seller shall, and shall use its reasonable good faith efforts to cause Existing Manager to, assist and cooperate with Purchaser in obtaining a transfer of the Liquor Licenses, and shall use its reasonable good faith efforts to take all actions and execute all documents reasonably necessary to aid Purchaser in obtaining a transfer of the Liquor Licenses. The parties acknowledge that some or all of the Liquor Licenses may be held in the name of Purchaser’s replacement hotel manager (the “Liquor License Applicant”), and the provisions of this Section 5.7 shall then apply with respect to such Liquor License Applicant as well as Purchaser.

5.7.2 If the Liquor Licenses have not been issued with respect to the Hotel as of the date that Closing is otherwise required to occur under this Agreement, Seller shall, and shall use good faith, commercially reasonable efforts to cause the Existing Manager to, enter into an interim liquor management agreement (“Interim Liquor Agreement”) that will permit and require the Existing Manager to continue the sale of alcoholic beverages at the Hotel from and after the Closing Date consistent with the practices and procedures in effect as of the Contract Date, provided that the Interim Liquor Agreement is, in the judgment of Seller and Purchaser, each acting reasonably and in good faith, permitted by applicable Legal Requirements. The Interim Liquor Agreement shall (i) be in form and substance reasonably satisfactory to Seller and Purchaser, (ii) provide for the indemnification by Purchaser of the applicable Seller

Indemnitees with respect to all liabilities related to the sale or consumption of alcoholic beverages at the Hotel from and after the Closing Date, (iii) expire on the earlier to occur of issuance of the applicable Liquor License or the date that is one hundred fifty (150) days after the Closing Date, (iv) provide that Existing Manager will surrender the Existing Liquor Licenses and request a Form 460 Letter pursuant to the terms of Section 5.7.1, and (v) provide that the Existing Manager will cooperate with Purchaser and the Liquor License Applicant in connection with the preparation and submission of the application(s) for, and the issuance of, the Liquor Licenses such that there will be no period of time in which the alcoholic beverages are prohibited from being sold at the Hotel under applicable Legal Requirements.

5.8 New Franchise Agreements. Promptly following the Contract Date, Purchaser, at its sole cost and expense, shall make all necessary applications for, and shall diligently pursue, a new franchise agreement or a transfer of the Existing Franchise Agreement (as applicable, “New Franchise Agreement”) with Marriott, on Marriott’s current standard form (with such changes as may be reasonably acceptable to Marriott), for the continued participation by the Hotel from and after the Closing Date in the Marriott system of hotels. Purchaser shall keep Seller informed of the status of such applications, and shall promptly respond to Seller’s inquiries regarding the status of the same. Purchaser acknowledges that during the process of obtaining the New Franchise Agreement it must also reach agreement with Marriott concerning the conditions and requirements relating to Marriott’s “Property Improvement Program” (“PIP”), under which Purchaser will be required to upgrade and make certain improvements at the Hotel in connection with its purchase thereof. All such upgrades and improvements shall be performed at Purchaser’s sole cost and expense. Seller shall cooperate with Purchaser in all reasonable respects in connection with Purchaser obtaining the issuance of new Permits to Purchaser or Purchaser’s Designee that may be necessary in connection with the upgrading and making of improvements at the Hotel pursuant to the PIP, each to be effective no earlier than Closing.

5.9 School Lease Deliveries.

5.9.1 Prior to Closing, Seller shall (i) comply with all of its obligations under the School Lease, (ii) use reasonable efforts to cause the School Lessor to comply with its obligations under the School Lease, (iii) not modify the School Lease, or waive or release any material liability or obligation thereunder, and (iv) not terminate the School Lease.

5.9.2 Promptly following the Contract Date, Seller, at its sole cost and expense, shall promptly request and diligently pursue an estoppel certificate, consent to assignment and release, completed and duly executed by School Lessor, in substantially the form of Exhibit F (“School Lessor Agreement”).

5.9.3 Seller is currently subleasing on a month to month basis (the “School Sublease”) to Fairmount Hotel Company a portion of the Land cover by the School Lease. At or prior to Closing, Seller shall terminate such School Sublease and shall provide Purchaser with evidence of such termination.

ARTICLE 6. CONDITIONS TO CLOSING

6.1 Purchaser’s Conditions to Closing. The obligation of Purchaser to consummate the Closing shall be subject to the satisfaction of each of the following conditions, any or all of which may be waived in whole or in part only by Purchaser in writing or by Purchaser’s election to proceed to Closing:

6.1.1 Seller’s representations and warranties set forth in this Agreement shall be true and correct in all material respects as of the Closing Date, and Seller shall have delivered to Purchaser an Update Certificate to that effect pursuant to Section 7.2.6.

6.1.2 Seller shall have performed all of its material obligations under this Agreement required at or prior to Closing, including delivery by Seller of the instruments and other items described in Section 7.2 below, as applicable.

6.1.3 Title Company shall be irrevocably committed to issue at Closing (conditioned upon payment of Title Company’s regular premium and satisfaction by Purchaser of any conditions that Purchaser has agreed to satisfy that Seller is not required to satisfy under this Agreement) a TLTA Owner Policy of Title Insurance covering the Hotel, in the form required by the relevant Title Commitment and with the survey exception deleted and such endorsements thereto as are available and have been required by Purchaser (“Title Policy”), in the amount of the Purchase Price, insuring Purchaser that fee and/or leasehold title, as appropriate, to the Hotel is vested in Purchaser as of the Closing, subject only to the Permitted Exceptions.

6.1.4 Marriott shall have offered to enter into a New Franchise Agreement on commercially reasonable terms with respect to the Hotel, all conditions to the effectiveness of the New Franchise Agreement shall have been satisfied, and the New Franchise Agreement shall be in full force and effect upon the Closing.

6.1.5 Subject to Section 5.3 and Article 9, no material adverse change shall have occurred to the physical condition of the Hotel following the Contract Date.

6.1.6 Purchaser shall not have exercised any right to terminate provided pursuant to this Agreement.

6.1.7 Purchaser shall have received the School Lessor Agreement .

6.1.8 Each of the Excluded Contracts, including, without limitation, the Existing Management Agreement, shall have been terminated effective prior to or upon the Closing, and Purchaser shall have been provided with a fully-executed copy of a termination agreement or other evidence of such termination reasonably acceptable to Purchaser with respect to each and every Excluded Contract.

6.1.9 Purchaser shall have obtained the Liquor Licenses or entered into a Interim Liquor Agreement, to the extent that any such Liquor Licenses have not been obtained.

6.2 Failure of Purchaser’s Condition. In addition to any other obligations that Seller may have to Purchaser under the express provisions of this Agreement, in the event of the failure of any condition precedent set forth in Section 6.1, Purchaser, at its sole election may (i) terminate this Agreement and receive a return of the Deposit, (ii) waive the condition and proceed to Closing, (iii) extend the Closing Date for such additional period of time (not to exceed 30 days in the aggregate) as may be reasonably required to allow Seller to satisfy such condition precedent, or (iv) if such failure arises from Seller’s breach of this Agreement, avail itself of any remedies provided in Section 8.3.

6.3 Seller’s Conditions to Closing. The obligation of Seller to consummate the Closing shall be subject to the satisfaction of each of the following conditions, any or all of which may be waived in whole or in part only by Seller in writing or by Seller’s election to proceed to Closing:

6.3.1 If Purchaser will take title to the Hotel itself, then Purchaser’s representations and warranties set forth in this Agreement shall be correct in all material respects as of the Closing Date, and Purchaser shall have delivered to Seller an Update Certificate to that effect pursuant to Section 7.3.4.

6.3.2 If a Purchaser’s Designee will take title to the Hotel, then Purchaser’s representations and warranties set forth in this Agreement shall be correct in all material respects as if made by such Purchaser’s Designee as of the Closing Date, and such Purchaser’s Designee shall have delivered to Seller a certificate to that effect pursuant to Section 7.3.4.

6.3.3 Purchaser shall have performed all of its material obligations under this Agreement required at or prior to Closing.

6.3.4 Marriott shall have entered into a New Franchise Agreement with respect to the Hotel, all conditions to the effectiveness of the New Franchise Agreement shall have been satisfied, and the New Franchise Agreement shall be in full force and effect upon the Closing.

6.3.5 Marriott shall have terminated the term of the Existing Franchise Agreement and released Seller from any liabilities or obligations under the Existing Franchise Agreement relating to the Hotel accruing from and after the Closing Date (other than liabilities and obligations in connection with such termination or relating to the Hotel and accruing before the Closing Date).

6.3.6 Seller shall have received the School Lessor Agreement.

6.4 Failure of Seller’s Condition. In addition to any other obligations that Purchaser may have to Seller under the express provisions of this Agreement, in the event of the failure of any condition precedent set forth in Section 6.3, Seller, at its sole election, may (i) terminate this Agreement, (ii) waive the condition and proceed to Closing, (iii) extend the Closing Date for such additional period of time (not to exceed 30 days in the aggregate) as may be reasonably required to allow Seller or Purchaser to satisfy such condition in Section 6.3, or (iv) if such failure arises from Purchaser’s breach of this Agreement, avail itself of any remedies provided in Section 8.2.

ARTICLE 7. CLOSING

7.1 Closing. Closing shall be held on December 31, 2003, or such earlier date as Seller and Purchaser may agree, subject to extension as expressly provided in this Agreement, at the offices of Seller’s counsel or such other location as Seller and Purchaser may agree. Seller and Purchaser shall cooperate to effect Closing through an escrow with Escrow Agent.

7.2 Seller’s Closing Deliveries. At or prior to Closing, Seller shall deliver to Escrow Agent the following:

7.2.1 Special Warranty Deed substantially in the form of Exhibit A conveying the fee estate in the Land, together with any Improvements, Appurtenances and Furnishings that constitute real property under the internal laws of the State of Texas, described therein, duly executed and acknowledged by the Seller, and dated as of the Closing Date.

7.2.2 With respect to the Hotel, a bill of sale in the form of Exhibit B, transferring to Purchaser all of the Furnishings, Consumables, Expendables, assignable Permits, assignable Intellectual Property and Miscellaneous Hotel Assets with respect to the Hotel, duly executed by the Seller, and dated as of the Closing Date.

7.2.3 With respect to the Hotel, an assignment and assumption in the form of Exhibit C, transferring to Purchaser all of Seller’s right, title and interest in and to the Contracts, duly executed by the Seller, and dated as of the Closing Date.

7.2.4 An assignment and assumption in the form of Exhibit D, transferring to Purchaser all of Seller’s right, title and interest in and to the School Lease, duly executed by Seller and dated as of the Closing Date.

7.2.5 A School Lessor Agreement in the form of Exhibit E, fully executed, together with written evidence of termination of the School Sublease.

7.2.6 Written evidence of the termination of existing undocumented arrangements with Mr. Neill Boldrick, Jr., as required by Section 10.2.19 hereof.

7.2.7 The Wall License, if approved by Purchaser and executed by Seller in accordance with Section 5.3.8; if the Wall License has not been executed by Seller, then Seller shall provide Purchaser a credit against the Purchase Price in the amount specified in the latest draft of the Wall License, but in no event to exceed Fifty Thousand Dollars ($50,000.00).

7.2.8 With respect to Seller, an Update Certificate, duly executed by Seller, confirming that its representations and warranties set forth in this Agreement are correct as if made on the Closing Date (or noting any exceptions).

7.2.9 Any Interim Liquor Agreement required pursuant to Section 5.7.3, duly executed by Seller or Existing Manager, as applicable.

7.2.10 With respect to the Hotel, Seller’s title affidavit, in customary form acceptable to the Title Company, with respect to parties in possession and mechanics’ liens, duly executed by Seller, and dated as of the Closing Date.

7.2.11 With respect to Seller, an affidavit, in the form required by the Code and the regulations issued pursuant thereto, to the effect that Seller is not a foreign person within the meaning of the Code, and any equivalent certification required under the internal laws of the State of Texas.

7.2.12 Such other documents and instruments as are customary and as may be reasonably requested by Purchaser or Escrow Agent to effectuate the transactions contemplated by this Agreement.

7.2.13 Such evidence of the power and authority of Seller to consummate the transactions described in this Agreement as may be reasonably required by Purchaser or Title Company.

7.2.14 A written direction to Escrow Agent to disburse the Deposit to Seller in accordance with Section 8.1.2.1.

7.2.15 With respect to the Hotel, to the extent within the possession of the Seller, originals of the Contracts, originals of the Books and Records, and all master keys to all locks located at Hotel. Delivery of the foregoing items at the Hotel on the Closing Date shall constitute compliance with this Section 7.2.13.

7.2.16 As to the FF&E Reserve Account, either (i) the cash balance thereof as of the Closing Date, or (ii) such signature cards and other documentation as may be required by the financial institution holding such account to evidence the transfer of such account to Purchaser or Purchaser’s Designee such that Purchaser or Purchaser’s Designee shall have immediate access to such account as of the Closing.

7.2.17 The documents required to confirm release of the title objections that are to be cured by Seller pursuant to the terms of this Agreement.

7.3 Purchaser’s Closing Deliveries. At or prior to Closing, Purchaser (or Purchaser’s Designee, if Purchaser has assigned the right to receive the Hotel pursuant to Section 12.1) shall deliver to Escrow Agent the following:

7.3.1 With respect to the Hotel, an assignment and assumption in the form of Exhibit C, duly executed by Purchaser, and dated as of the Closing Date.

7.3.2 An assignment and assumption in the form of Exhibit D, duly executed by Purchaser and dated as of the Closing Date.

7.3.3 An Update Certificate from Purchaser or Purchaser’s Designee, as applicable, duly executed by such party, confirming that Purchaser’s representations and warranties set forth in the Agreement are correct as to Purchaser or, as applicable, correct as if made by such Purchaser’s Designee on the Closing Date (or noting any exceptions).

7.3.4 Any Interim Liquor Agreement required pursuant to Section 5.7.3, duly executed by Purchaser.

7.3.5 Such other documents and instruments as are customary and as may be reasonably requested by Seller or Escrow Agent to effectuate the transactions contemplated by this Agreement.

7.3.6 Such evidence of the power and authority of Purchaser (or any applicable Purchaser’s Designee) to consummate the transactions described in this Agreement as may be reasonably required by Seller or the Title Company.

7.3.7 A written direction to Escrow Agent to disburse the Deposit to Seller in accordance with Section 8.1.2.1.

7.3.8 The Purchase Price pursuant to Section 2.2.2.2, as adjusted pursuant to Article 10.

7.4 Closing Costs. Closing costs shall be borne by Seller and Purchaser in accordance with Schedule 7.4. Each party shall bear its own counsel’s fees and expenses in connection with the transactions contemplated by this Agreement. Seller and Purchaser shall each bear 50% of the fees and expenses of the Accountants in connection with the Operations Settlement and True-Up. Purchaser shall pay all costs of Purchaser’s due diligence investigations of the Hotel.

7.5 Indemnification.

7.5.1 Subject to any express provisions of this Agreement to the contrary, after Closing Seller hereby agrees to indemnify Purchaser Indemnitees and to hold Purchaser Indemnitees harmless from and against any and all damages, liabilities, losses, claims, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Damages”) paid or incurred by Purchaser Indemnitees due to (i) any breach of any representation or warranty or breach of covenant made by Seller in this

Agreement or any other Transaction Document, (ii) the Retained Liabilities, and (iii) any matter relating to the use, maintenance, operation or construction of the Hotel occurring prior to the Closing, including without limitation, actions or claims relating to damage to property or injury or death of any person during the period of Seller’s ownership of the Hotel, or any claims for debts or obligations occurring on or about or in connection with the operation of the Hotel or any portion thereof (other than those obligations which are specifically the obligation of Purchaser set forth in this Agreement).

7.5.2 Subject to any express provisions of this Agreement to the contrary, after Closing Purchaser hereby agrees to indemnify the Seller Indemnitees and to hold Seller Indemnitees harmless from and against any and all Damages paid or incurred by Seller Indemnitees due to (i) any breach of any representation or warranty or breach of covenant made by Purchaser in this Agreement or any other Transaction Document, (ii) the Assumed Liabilities, (iii) any matter relating to the use, maintenance, operation or construction of the Hotel occurring from and after the Closing, including without limitation, actions or claims relating to damage to property or injury or death of any person during the period of Purchaser’s ownership of the Hotel, or any claims for any debts or obligations occurring on or about or in connection with the operation of the Hotel or any portion thereof (other than those obligations which are specifically the obligation of Seller set forth in this Agreement), and (iv) any matter for which Purchaser is required to indemnify Seller (or its Affiliates) under the provisions of Section 5.1.2.

7.5.3 The obligations of Seller under Section 7.5.1 and of Purchaser under Section 7.5.2 shall not extend to (i) any Damages arising out of the alleged presence at, or release or disposal from the Hotel of any Hazardous Substance, or the alleged violation of any Environmental Laws, (ii) any Damages arising out of a violation of any restrictive covenant or Legal Requirement with respect to the physical condition, maintenance or improvement of the Hotel (including zoning and building codes and the Americans with Disabilities Act) which exists on or before the Closing Date, (iii) any Damages arising out of the state of the physical condition, maintenance or improvement of the Hotel on or before the Closing Date that does not otherwise constitute a breach of any covenant in this Agreement, (iv) any consequential damages sustained by Purchaser or Seller, (v) any loss or diminution of value in the Hotel sustained by Purchaser (except in the case of a breach of a representation or warranty by Seller), or (vi) any Damages sustained by Purchaser that are not either (A) payable to third parties (except in the case of a breach of a representation or warranty by Seller) or (B) amounts required to be paid by Seller to Purchaser under this Agreement. The foregoing shall not be construed to affect the rights and remedies, or the duties and obligations, of either party with respect to any representation or warranty made to or by such party under this Agreement.

7.5.4 Notwithstanding anything to the contrary in this Agreement, Seller’s liability under Section 7.5.1 shall not exceed, in the aggregate, the amount of Seven Hundred Fifty Thousand Dollars ($750,000.00), unless such liability is a Retained Liability or such liability is the result of fraud on the part of Seller, in either of which cases no cap shall apply and no amounts expended in connection therewith shall apply to such cap.

7.5.5 After Closing the indemnification provisions in this Section 7.5 shall be the exclusive remedies of Seller and Purchaser in connection with any of the matters described in this Section 7.5, and each party hereby waives any other rights or remedies it may have at under applicable law or at equity in connection therewith. The provisions of this Section 7.5 shall survive the Closing.

7.6 Access to Books and Records. Purchaser shall maintain all Books and Records transferred to it for a period of not less than three (3) years after the Closing Date. Seller shall have access, at Purchaser’s offices, to, and the right to copy, at Seller’s sole cost and expense, all such Books and Records on reasonable prior notice to Purchaser and during normal business hours.

ARTICLE 8. ESCROW, DEFAULT, REMEDIES

8.1 Escrow Terms.

8.1.1 Escrow Agent shall promptly give notice to Purchaser and Seller upon its receipt of the Deposit from Purchaser in accordance with this Agreement. Escrow Agent shall invest the Deposit in an interest bearing money market account at such bank as Escrow Agent may elect and shall be approved by Purchaser and Seller. Escrow Agent shall not be liable for any loss of such investment (unless due to Escrow Agent’s gross negligence or willful misconduct). All interest on the Deposit shall be treated as earned by Purchaser, and shall be and become part of the Deposit for all purposes under this Agreement.

8.1.2 Escrow Agent shall deliver the Deposit to Seller or to Purchaser, as the case may be, under the following conditions:

8.1.2.1 the Deposit shall be delivered to or at the direction of Seller at Closing upon receipt by Escrow Agent of a statement executed by Seller and Purchaser that the Deposit may be so released for credit against the Purchase Price; or

8.1.2.2 subject to the provisions of Section 8.2, the Deposit shall be delivered to Seller following receipt by Escrow Agent of written demand therefor from Seller, stating that Purchaser has defaulted in the performance of its obligations under this Agreement and specifying the Section of this Agreement which entitles Seller to receive the Deposit, if Purchaser shall not have given written notice of objection in accordance with Section 8.1.3; or

8.1.2.3 the Deposit shall be delivered to Purchaser following receipt by Escrow Agent of written demand therefor from Purchaser stating that Seller has defaulted in the performance of its obligations under this Agreement or that this Agreement was terminated under circumstances entitling Purchaser to the return of the Deposit, and specifying the Section of this Agreement which entitles Purchaser to the return of the Deposit, if Seller shall not have given written notice of objection in accordance with Section 8.1.3; or

8.1.2.4 the Deposit shall be delivered as directed by joint written instructions of Seller and Purchaser. Each of Seller and Purchaser agrees to execute any such instructions if the other party is entitled to receive the Deposit under the provisions of this Agreement.

8.1.3 Upon the filing of a written demand for the Deposit by Seller or Purchaser pursuant to Section 8.1.2.2 or 8.1.2.3, Escrow Agent shall promptly give notice thereof (including a copy of such demand) to the other party. The other party shall have the right to object to the delivery of the Deposit, by giving notice of such objection to Escrow Agent at any time within five (5) business days after such party’s receipt of notice from Escrow Agent, but not thereafter. Such notice shall set forth the basis for objecting to the delivery of the Deposit. Upon receipt of such notice of objection, Escrow Agent shall promptly give a copy of such notice to the party who filed the written demand. The foregoing five (5) business day period does not constitute a cure period in which either Seller or Purchaser, as the case may be, shall be required to accept tender of cure of any default under this Agreement.

8.1.4 If Escrow Agent shall have received the notice of objection provided for in Section 8.1.3 within the time therein prescribed, Escrow Agent shall continue to hold the Deposit, until (i) Escrow Agent receives written notice from Seller and Purchaser directing the disbursement of the Deposit, in which case Escrow Agent shall then disburse the Deposit in accordance with said direction, or (ii) litigation is commenced between Seller and Purchaser, in which case Escrow Agent shall deposit the Deposit with the clerk of the court in which said litigation is pending, or (iii) Escrow Agent takes such affirmative steps as Escrow Agent may elect, at Escrow Agent’s option, in order to terminate Escrow Agent’s duties hereunder (but in no event disbursing the Deposit to either Seller or Purchaser), including but not limited to depositing the Deposit in court and commencing an action for interpleader, the costs thereof to be borne by whichever of Seller or Purchaser is the losing party.

8.1.5 Escrow Agent may rely and act upon any instrument or other writing reasonably believed by Escrow Agent to be genuine and purporting to be signed and presented by any person or persons purporting to have authority to act on behalf of Seller or Purchaser, as the case may be, and shall not be liable in connection with the performance of any duties imposed upon Escrow Agent by the provisions of this Agreement, except for Escrow Agent’s own gross negligence, willful misconduct or default. Escrow Agent shall have no duties or responsibilities except those set forth herein. Escrow Agent shall not be bound by any modification, cancellation or rescission of this Agreement unless the same is in writing and signed by Purchaser and Seller, and, if Escrow Agent’s duties hereunder are affected, unless Escrow Agent shall have given prior written consent thereto. Escrow Agent shall be reimbursed by Seller and Purchaser for any expenses (including reasonable legal fees and disbursements of outside counsel, including all of Escrow Agent’s fees and expenses with respect to any interpleader action pursuant to Section 8.1.4) incurred in connection with this Agreement, and such liability shall be joint and several; provided that, as between Purchaser and Seller, the prevailing party in any dispute over the Deposit shall be entitled to reimbursement of any such expenses paid to Escrow Agent. In the event that Escrow Agent shall be uncertain as to Escrow Agent’s duties or rights hereunder, or shall receive instructions from Purchaser or Seller that, in Escrow Agent’s opinion, are in conflict with any of the provisions hereof, Escrow Agent shall be entitled to continue to hold the Deposit pursuant to Section 8.1.4, and may decline to take any other action.

8.1.6 Escrow Agent shall have the right at any time to resign upon ten (10) business days’ prior notice to Seller and Purchaser. Seller and Purchaser shall jointly select a successor Escrow Agent and shall notify Escrow Agent of the name and address of such successor Escrow Agent within ten (10) business days after receipt of notice from Escrow Agent of its intent to resign. If Escrow Agent has not received notice of the name and address of such successor Escrow Agent within such period, Escrow Agent shall have the right to select on behalf of Seller and Purchaser a bank or trust company to act as its successor hereunder. At any time after the ten (10) business day period, Escrow Agent shall have the right to deliver the Deposit to any successor selected hereunder, provided such successor shall execute and deliver to Seller and Purchaser an assumption agreement whereby it assumes all of Escrow Agent’s obligations hereunder. Upon the delivery of all such amounts and such assumption agreement, the successor shall become the Escrow Agent for all purposes under this Section 8.1 and shall have all of the rights and obligations of the Escrow Agent under this Section 8.1, and the resigning Escrow Agent shall have no further responsibilities or obligations hereunder.

8.2 Purchaser’s Default. If Purchaser defaults in its obligation to proceed to Closing in accordance with this Agreement, or if any condition set forth in Section 6.3 is not satisfied as a result of a breach by Purchaser and Seller elects not to proceed to Closing, and if such default is not cured and/or such condition is not satisfied within fifteen (15) days after Seller has given Purchaser notice of the same, then the Escrow Agent shall, subject to Sections 8.1.3 and 8.1.4, pay the Deposit to Seller, as full and complete liquidated damages, and as the exclusive and sole right and remedy of Seller at law and in equity. Upon payment of the Deposit to Seller pursuant to this Section 8.2, this Agreement shall terminate and neither party shall have any further obligations or liabilities to the other party, except for obligations that expressly survive termination of this Agreement. Purchaser acknowledges that Seller’s actual damages caused by Purchaser’s default in its obligation to proceed to Closing would be difficult to determine precisely and that the Deposit, as liquidated damages, is a fair and reasonable approximation of such damages as of the Contract Date.

8.3 Seller’s Default. If Seller defaults in its obligation to proceed to Closing in accordance with this Agreement, or if any condition set forth in Section 6.1 is not satisfied as a result of a breach by Seller and Purchaser elects not to proceed to Closing, and if such default is not cured and/or such condition is not satisfied within fifteen (15) days after Purchaser has given Seller notice of the same, then Purchaser shall be entitled, as its sole remedy, to pursue any or all of the following remedies: (i) specific performance of this Agreement, provided that any action for specific performance must be initiated no later than one hundred twenty (120) days after the later of Purchaser’s receipt of knowledge of such default by Seller or the election by Purchaser not to proceed to Closing, as the case may be, (ii) subject to Sections 8.1.3 and 8.1.4, return of the Deposit, and (iii) in the case of a willful and intentional default of Seller in its obligation to proceed to Closing, or a willful and intentional failure to satisfy any condition set forth in Section 6.1 and Purchaser elects not to proceed to Closing, recovery from Seller of the actual out-of-pocket damages incurred by Purchaser in connection with the transactions contemplated by this Agreement (but not consequential, punitive or other damages), provided that in no event shall the aggregate liability of all Seller to Purchaser under this clause (iii) exceed Five Hundred Thousand Dollars ($500,000.00). Upon Seller providing such remedies to Purchaser, neither Seller nor Purchaser shall have any rights against or obligations to the other arising out of this Agreement, except for obligations that expressly survive termination of this Agreement. Purchaser hereby waives any other remedies, including without limitation any right to recover consequential, punitive or other damages.

8.4 Survival. The representations and warranties of Seller and Purchaser set forth in this Agreement, and all covenants that survive the Closing, shall survive Closing until the date that is one (1) year after the Closing Date, and any action on any such representation, warranty or covenant must be instituted on or before such date, provided that any provision of this Agreement that expressly provides that it survives indefinitely shall not be limited by the foregoing. Notwithstanding the foregoing, in the event that either Purchaser, to Purchaser’s Knowledge, or Seller, to Seller’s Knowledge, becomes aware that any of the other party’s representations or warranties are incorrect prior to the Closing and nonetheless proceeds to Closing, Purchaser or Seller, as the case may be, shall be deemed to have waived any further right to make a claim arising out of such incorrectness of such representation or warranty.

ARTICLE 9. CASUALTY AND CONDEMNATION

9.1 Notice to Purchaser. Seller shall give Purchaser prompt notice of (i) any pending or threatened condemnation affecting the Hotel of which Seller becomes aware, and (ii) any fire or other casualty occurring prior to Closing that affects the Hotel of which Seller becomes aware, together with Seller’s reasonable estimate of the cost of: (a) the amount of insurance proceeds that will be available under Seller’s policies of insurance with respect thereto; and (b) the cost to repair or restore such damage or destruction.

9.2 Effect of Casualty or Condemnation.

9.2.1 If prior to Closing, (i) condemnation proceedings are commenced against all or any portion of the Hotel, and such proceedings do not materially adversely affect the continued operation of the Hotel in substantially the same manner as Hotel is operated on the Contract Date, or (ii) the Hotel is damaged by fire or other casualty to the extent that the cost of repairing such damage to the Hotel is reasonably estimated by Seller and Purchaser, each acting reasonably and in good faith, to be Two Million Five Hundred Thousand Dollars ($2,500,000.00) or less in the aggregate, then this Agreement shall continue in full force and effect and the Purchase Price shall not be reduced except as hereinafter set forth, but Purchaser shall be entitled to an assignment of all of the proceeds payable to Seller of fire or other casualty insurance (other than those proceeds used to restore the Hotel) and rent insurance proceeds (if any) payable with respect to the period after Closing or of the condemnation award payable to the Seller, as the case may be, and Seller shall have no obligation to repair or restore the Hotel; provided, however, that the Purchase Price shall be reduced by the “deductible” applied by the Seller’s insurer with respect to such fire or casualty and not paid by Seller prior to Closing.

9.2.2 If prior to Closing, (i) condemnation proceedings are commenced against all or any material portion of the Hotel and such proceedings are not covered by Section 9.2.1, or (ii) the Hotel is damaged by fire or other casualty and such damage is not covered by Section 9.2.1, Purchaser shall have the right, upon notice in writing to the Seller delivered within ten (10) business days after Seller delivers to Purchaser the information required under the provisions of Section 9.1, to terminate this Agreement whereupon the Deposit shall be returned to Purchaser and neither Seller nor Purchaser shall have any further rights or obligations under this Agreement except for any obligations that expressly survive the termination of this Agreement. If Purchaser does not timely elect, or is not entitled, to terminate this Agreement as set forth above, the Purchase Price shall not be reduced except as hereinafter set forth, but Purchaser shall be entitled to an assignment of all of the proceeds payable to the Seller of the Hotel of fire or other casualty insurance (other than those proceeds used to restore the Hotel) and rent insurance proceeds (if any) payable with respect to the period after Closing or of the condemnation award payable to Seller, as the case may be, and Seller shall have no obligation to repair or restore Hotel; provided, however, that the Purchase Price shall be reduced by the “deductible” applied by Seller’s insurer with respect to such fire or casualty and not paid by Seller prior to Closing.

ARTICLE 10. PRORATIONS AND ADJUSTMENTS

10.1 Prorations Generally.

10.1.1 Except as otherwise expressly set forth in Section 10.2, all items of revenue and expense of the Hotel with respect to the period prior to the Apportionment Time shall be for the account of Seller, and all items of revenue and expense of the Hotel with respect to the period after the Apportionment Time shall be for the account of Purchaser. Except as otherwise expressly set forth in Section 10.2, all prorations shall be on an accrual basis in accordance with generally accepted accounting principles, and based on the actual number of days in each month. All income, expenses, assets and liabilities as described in this Article 10 which can be determined on the Closing Date will be settled pursuant to an operations settlement, prepared in accordance with the final night audit, to be performed by KPMG, LLP (“Accountants”) in consultation with representatives of Seller and Purchaser, and settlement thereof will occur on the Closing Date (the “Operations Settlement”). To the extent such items cannot be determined on the Closing Date, the settlement thereof shall occur at the earliest practicable date thereafter but not later than ninety (90) days after the Closing Date (the “True-up”). At Seller’s request, to be made prior to Closing, all bills or invoices for expenses attributable to the period prior to the Apportionment Time which Purchaser reasonably determines are properly payable by or on behalf of the Hotel shall be promptly paid by Purchaser. In connection with the True-up, Purchaser shall provide Seller with reasonable supporting documentation with respect to any such amounts so paid. Within five (5) business days after the True-up, Purchaser and the Seller shall make such payments to the other as may be required by the True-up. If Seller and Purchaser, working with their accountants, cannot resolve an issue at the True-up acting reasonably and in good faith, the parties shall submit the issue to the Accountants for binding arbitration and resolution.

10.2 Rules for Specific Items.

10.2.1 Cash. Seller shall receive a credit for all cash in the cash registers, vaults, safes (other than that belonging to guests) and/or “petty cash boxes” at the Hotel as of the Apportionment Time.

10.2.2 Final Night’s Room Revenue. The final night’s room revenue (revenue from rooms occupied on the evening preceding the Closing Date) and room taxes or other taxes thereon, shall be allocated 50% to Seller and 50% to Purchaser. Accordingly, with respect to such final night’s room revenue, Seller and Purchaser shall each be entitled to 50% of any receivables less 50% of credit card charges, travel company charges and similar commissions. Any food, beverage, telephone and similar charges through the Apportionment Time, and taxes thereon, shall be allocated to Seller. The apportionment pursuant to this Section 10.2.2 shall not be subject to True-up.

10.2.3 Certain Pre-paid and Advance Payment Amounts. On the Closing Date, Seller shall, or shall cause the Existing Manager to, provide to Purchaser a complete schedule of post-Closing confirmed guest reservations listing, to the extent available, (i) the party for whose benefit the reservation was made, (ii) the amount of pre-paid room rent and room rental deposits and (iii) the amount of any other deposits for advance reservations, banquets and food services to be provided after the Closing Date. Seller shall credit to Purchaser the amount of such prepayments and deposits which have been received by Seller.

10.2.4 Receivables Less Than 90 Days Old. Seller shall receive a credit for, and Purchaser shall purchase from Seller, (i) the accounts receivable of registered guests who have not checked out prior to the Apportionment Time and who are occupying rooms on the evening preceding the Closing Date, and (ii) all other accounts receivable that are less than ninety (90) days old as of the Closing Date (collectively, the “90 Day Receivables”). Such credit shall equal the amount of the accounts receivable less (i) credit card charges, travel company charges and similar commissions and (ii) on all accounts receivable other than credit card receivables, a discount of 0.5%. With regard to any collection made from any person or entity who is indebted to the Hotel both with respect to 90 Day Receivables and to accounts receivable that are older than 90 days (“Over 90 Day Receivables”), unless the collection specifies the time period to which the collection should be applied (i.e. a notation on the check), such collection shall be applied first to the payment in full of any amounts due to Purchaser on 90 Day Receivables and then to Seller on any Over 90 Day Receivables. In no event shall Seller receive any credit for accounts receivable which are older than the 90 Day Receivables. The credit to Seller pursuant to this Section 10.2.4 shall not be subject to True-up.

10.2.5 Receivables Older Than 90 Days. Except as set forth in Sections 10.2.2 and 10.2.4, all accounts receivable, together with supporting documentation, for the period prior to the Closing Date shall remain the property of Seller. From Closing until the date which is ninety (90) days after Closing, Purchaser shall use commercially reasonable efforts (in no event to include bringing legal action or engaging a collections agent) to collect in the ordinary course of business all such accounts receivable (other than accounts receivable from credit card companies that shall be collected directly by Seller). With regard to any collection made from any person or entity who is indebted to the Hotel both with respect to accounts receivable incurred prior to the Apportionment Time and to accounts receivable incurred subsequent to the Apportionment Time, such collection shall be applied first to the payment in full of any amounts due to Purchaser on accounts due and payable subsequent to the Apportionment Time and then to Seller any amounts accrued prior to the Apportionment Time. Periodically (but no less frequently than weekly), Purchaser shall submit to Seller all amounts received in respect of such accounts receivable, together with an itemization of such accounts receivable. Promptly following the date which is ninety (90) days after Closing, Purchaser shall deliver to Seller an itemization of such accounts receivable which remain unpaid, together with copies of the files pertaining to such accounts receivable. Further, following the date which is ninety (90) days after Closing, Seller shall be entitled to exercise all of its legal rights as owner in collecting such accounts receivable. In the event Purchaser receives any amounts in respect of such accounts receivable after such ninetieth (90th) day, Purchaser shall promptly remit the same to Seller, subject to the other provisions of this Section 10.2.5. Seller shall retain all files pertaining to accounts receivable as of Closing from credit card companies, and if Purchaser receives any such files Purchaser shall promptly deliver such files to Seller.

10.2.6 Consumables, Miscellaneous Hotel Assets and Expendables. All Consumables, Miscellaneous Hotel Assets and Expendables shall be transferred to Purchaser at Closing without payment or credit to Seller.

10.2.7 Sundry and Gift Shop Inventories. All inventory in any sundry or gift shop located at the Hotel and operated by or on behalf of Seller shall be transferred to Purchaser at Closing without payment or credit to Seller.

10.2.8 Taxes, Assessments. Real and personal property taxes, assessments and all other public or governmental charges (including charges, assessments, liens or encumbrances for sewer, water, drainage or other public improvements completed or commenced on or prior to the date of Closing) which have been paid or are due and payable for any time period in which both Seller and Purchaser shall have title to the Hotel shall be adjusted and apportioned as of the Apportionment Time. If the exact amount of taxes is not known at Closing, the proration will be based on the prior year’s taxes and shall be adjusted directly between Seller and Purchaser once actual figures become available after Closing. Where a tax appeal for any of the items described in the first sentence hereof is pending at Closing by Seller, a subsequent adjustment will be made between Seller and Purchaser based upon a re-proration of real estate taxes in accordance with the results of such appeal and all costs and fees incurred in connection with such appeal, including the costs and fees of any person or company retained by Seller to appeal such taxes and assessments, shall also be prorated between Purchaser and Seller. If Purchaser chooses to pursue any tax appeal that is not pending at Closing, then Purchaser shall bear all the costs and receive any benefits relating to any such appeal. Seller shall be responsible for all of its federal state and local income and franchise taxes, all sales or use tax (if any), employment taxes, payroll taxes, occupancy or entertainment taxes, ad valorem taxes, liquor taxes and all sales, revenue and excise tax (and any surtax, interest and penalties thereon) and similar taxes (collectively, “Sales Tax”) for the Hotel relating to periods before the Closing Date. Purchaser and Seller shall each pay 50% of any Sales Tax applicable to the transaction contemplated by this Agreement. Seller shall use commercially reasonable efforts to deliver to Purchaser, within ninety (90) days of the Closing, a tax clearance certificate from the Texas Comptroller of Public Accounts stating that all Sales Tax required to be paid by Seller under this Section 10.2.8 has been paid and that no amount is due for periods prior to the Closing Date. Seller will file in a timely manner any Texas sales and use tax returns or other documents required of it and shall cause all Sales Tax due and payable for the period prior to the Closing Date or with respect to the transactions contemplated under this Agreement to be paid before delinquent.

10.2.9 Deposits and Rentals. All deposits or rentals collected by Seller as of the Apportionment Time, if any, which are allocable to the period after the Apportionment Time, shall be credited to Purchaser at Closing. That portion of any past-due rentals payable to Seller for periods of time prior to the Apportionment Time, if any, shall be remitted to Seller by Purchaser as and if collected by Purchaser (less any costs of collection of such amounts incurred by Purchaser, including reasonable attorney fees). Purchaser shall use reasonable diligence to collect past due rents in the ordinary course of business. With regard to any collection made from any person or entity who is indebted to the Hotel both with respect to rents accruing prior to the Apportionment Time and to rents accruing subsequent to the Apportionment Time, unless the collection specifies the time period to which the collection should be applied (i.e. a notation on the check), such collection shall be applied first to the payment in full of any amounts due to Purchaser on accounts due and payable subsequent to the Apportionment Time and then to Seller any amounts accrued prior to the Apportionment Time. However, to the extent that a lease agreement states that rent shall be paid in arrears, the first collection after the Apportionment Time will be prorated to first cover the rental period prior to the Apportionment Time and second to the rental period after the Apportionment Time.

10.2.10 Water Charges. Water charges shall be estimated, adjusted and apportioned pursuant to custom.

10.2.11 Sewer Charges. Sewer charges, if any, shall be estimated, adjusted and apportioned pursuant to custom.

10.2.12 Fuel and Utilities. Fuel, utilities and income from telephone, vending machines and other coin-operated devices upon the Hotel, if any, shall be adjusted and apportioned as of the Apportionment Time. Deposits, if any, made by Seller, Existing Manager on behalf of Seller, or any predecessor in title as security under any utility or public service contract shall be credited to Seller to the extent that the same remains on deposit for the benefit of Purchaser. Readings will be secured for all utilities as close as practicable to the Apportionment Time.

10.2.13 Fees for Permits. Fees paid or payable, if any, for Permits to the extent such Permits are transferred to Purchaser shall be adjusted and apportioned as of the Apportionment Time.

10.2.14 Prepaid Expenses. Prepaid advertising expenses, trade association dues and trade subscriptions shall be adjusted and apportioned as of the Apportionment Time; provided, however, no apportionment shall be made of prepaid advertising expenses for advertising which contain language, trademarks, logos or similar content identifying Seller, Existing Manager, or other Person who will not be associated with the Hotel under Purchaser’s ownership unless such advertising can be timely corrected.

10.2.15 Advance Booking Deposits. The aggregate amount of deposits in connection with the Advance Booking Deposits (as hereinafter defined) and any other deposits, advance or advance payments in connection with the operation of the Hotel shall be credited to Purchaser. Deposits in connection with advance bookings for future occupancy or use, after the Apportionment Time, of hotel rooms, suites, banquet and meeting rooms and convention facilities in the Hotel by any Person are herein called “Advance Booking Deposits.”

10.2.16 Commercial Agreements. All prepayments made under continuing Contracts assumed by Purchaser shall be adjusted and apportioned as of the Apportionment Time.

10.2.17 Leases. Rent and other amounts that are payable by the tenants under any leases included within Contracts shall be prorated as of the Apportionment Time. If any arrearages exist under any such lease as of the Closing Date, unless the payment specifies the time period to which the collection should be applied (i.e. a notation on the check), any amounts collected on or after the Closing Date with respect to such lease shall be applied first to amounts then due and payable under such lease with respect to the period from and after the Closing Date, and thereafter to any amounts then due and payable under such lease with respect to the period prior to the Closing Date. However, to the extent that a lease agreement states that rent shall be paid in arrears, the first collection after the Apportionment Time will be prorated to first cover the rental period prior to the Apportionment Time and second to cover the rental period after the Apportionment Time.

10.2.18 School Lease. All rent and other charges payable with respect to the School Lease shall be prorated as of the Apportionment Time.

10.2.19 Neill Boldrick, Jr. All amounts owed to Mr. Neill Boldrick, Jr., in connection with existing undocumented arrangements by Seller regarding the use of Mr. Boldrick’s land for vehicle parking shall be paid by Seller. Further, all such undocumented arrangements shall be expressly terminated in writing by an instrument executed by both Seller and Mr. Boldrick.

10.2.20 Miscellaneous. All other charges and fees incurred in the ordinary course of business customarily prorated and adjusted in similar transactions shall be prorated at Closing and thereafter assumed by Purchaser. In the event that accurate prorations and other adjustments cannot be made at Closing because current bills or statements are not obtainable (as, for example, utility bills), the parties shall prorate on the best available information, subject to adjustment upon receipt of the final bill or statement.

10.3 Adjustments between Seller and Operating Lessee. The apportionments set forth in this Article 10 are based upon Seller’s termination of the Existing Operating Lease at or prior to Closing pursuant to Section 5.5, and nothing set forth in this Article 10 shall affect any apportionments between Seller and Operating Lessee under the Existing Operating Lease.

ARTICLE 11. CHANGE OF MANAGEMENT

11.1 Guests’ Property.

11.1.1 All baggage or other property of patrons of the Hotel checked or left in care of Seller shall be listed in an inventory to be prepared by the Accountants and signed by Seller’s and Purchaser’s representatives on the Closing Date. Purchaser shall be responsible from and after the Closing Date and will indemnify and hold Seller Indemnitee harmless from and against all claims for all baggage and property listed in such inventory. Seller shall indemnify and hold harmless each Purchaser Indemnitee from and against claims for baggage and property not listed in such inventory but alleged to have been left in custody at the Hotel prior to the Closing Date. All baggage or other property of guests retained by Seller as security for unpaid accounts receivable may be left at the Hotel without any responsibility or liability therefor on the part of Purchaser, for a period not to exceed one (1) month from Closing Date, within which time such baggage or other property shall be removed or otherwise disposed of by Seller.

11.1.2 Not less than three (3) days prior to the Closing Date, Seller shall cause notice to be sent to all guests of the Hotel who have safe deposit boxes advising them of the pending sale of the Hotel and requesting the removal and verification of the contents of such safe deposit boxes within three (3) days after the date of such notice. Boxes of guests not responding to the written notice shall be listed at the end of such three (3)-day period. Such boxes shall be opened on the Closing Date in the presence of the Accountants and the contents thereof shall be recorded by the Accountants. Any property contained in the safe deposit boxes and so recorded and thereafter remaining in the hands of Purchaser shall be the responsibility of Purchaser, and Purchaser hereby agrees to indemnify and save and hold Seller Indemnitee harmless from and against any claim or obligation arising out of or with respect to such property. Any claim with respect to property that is not listed on the inventory and that was allegedly in the safe deposit boxes prior to the inventory shall be the sole responsibility of Seller, and Seller hereby agrees to indemnify and save and hold each Purchaser Indemnitee harmless from and against any such claim.

11.2 Hotel Employees.

11.2.1 Seller warrants to Purchaser that Seller does not employ any person employed at the Hotel, and that all persons employed at the Hotel (other than such persons as may be employees of any vendor or tenant under a Contract) (the “Employees”) are employees of Existing Manager at Hotel. Seller covenants with Purchaser that from and after the Contract Date, Seller shall request that Existing Manager cooperate with Purchaser to assist Purchaser in gathering information in connection with Purchaser’s decisions with respect to the possible hiring of Employees, provided that such Existing Manager shall not have any obligation to disclose confidential personnel files or the information therein to Purchaser.

11.2.2 Seller shall cause all Employees at the Hotel to be terminated as of the Closing Date, and Purchaser shall have no liability or responsibility for any salaries, wages, vested vacation, employment and payroll related taxes, and withholding taxes for such Employees prior to the Closing Date. If Purchaser or its management company shall hire any of such Employees as of the Closing Date, then the wages and benefits of such Employees shall be the responsibility of Purchaser from and after the Closing Date. Seller shall be responsible for the salaries, wages, vested vacation, employment and payroll related taxes, and withholding taxes for all such Employees up to the Apportionment Time; provided, however, notwithstanding anything to the contrary expressed or implied in the foregoing, Seller’s obligation is limited to the amount of such wages and benefits as are due such employees for such time period pursuant to the Existing Manager’s employment policy. With respect to any Employees hired by Purchaser or its management company as of the Closing Date, if permitted by law, in lieu of the foregoing provisions Seller shall provide a credit to Purchaser in the amount which Seller would otherwise be obligated to pay to such Employees at Closing in accordance with this Section 11.2.2 for vested vacation time.

11.2.3 Purchaser hereby covenants and agrees to make such offers of employment to Employees at the Hotel in such numbers and on such terms as necessary to comply with the WARN Act. Purchaser agrees to indemnify, defend and hold harmless Seller Indemnitees from and against any loss, damage, liability, claim, cost or expense (including reasonable attorneys’ fees) that may be incurred by, or asserted against, any such indemnified party arising out of or relating to: (i) Purchaser’s failure to comply with its obligations set forth in the immediately preceding sentence, in the event such failure constitutes a violation under the requirements of the WARN Act with respect to the Employees; (ii) Seller’s failure to comply with the requirements of the WARN Act with respect to the Employees if such failure to comply was caused by Purchaser’s acts or omissions. Seller and Purchaser acknowledge and agree that, subject to such conditions or restrictions as Existing Manager may impose, Purchaser may interview applicants for employment, which may include the present Employees (and applicants not among the Employees), and will decide in its discretion whether to employ any such Employees after the Closing Date. The provisions of this Section 11.2.3 and of Section 10.2.13 shall survive Closing indefinitely.

11.2.4 Seller shall indemnify, defend and hold the Purchaser Indemnitees, and each of them, harmless from and against any and all losses, damages, liabilities, taxes and sanctions arising from or relating to any violation (or alleged violation) by Seller, Existing Manager or Operating Lessee of any law governing employment matters with respect to Employees occurring prior to the Closing Date (other than for violations or alleged violations under the WARN Act, the liability for which has been specifically allocated to Purchaser pursuant to Section 11.2.3 above). Purchaser shall indemnify, defend and hold the Seller Indemnitees, and each of them, harmless from and against any and all losses, damages, liabilities, taxes and sanctions arising from or relating to any violation (or alleged violation) of any law governing employment matters with respect to Purchaser Employees occurring from and after the Closing Date. The provisions of this Section 11.2.4 shall survive Closing indefinitely.

11.3 Revenue Contracts and Reservations. Purchaser hereby agrees that from and after the Closing Date, Purchaser shall honor all revenue contracts and reservations relating to Hotel which (i) have been identified by written notice to Purchaser prior to the Contract Date, or (ii) are entered into after the Contract Date consistent with the historical practices of Hotel.

ARTICLE 12. MISCELLANEOUS

12.1 Assignment. Neither Seller nor Purchaser shall assign this Agreement without the consent of the other. Notwithstanding the foregoing, without Seller’s consent, Purchaser shall have the right to assign all of Purchaser’s rights and obligations hereunder with respect to the Hotel at Closing to a separate Person (“Purchaser’s Designee”), subject to the following conditions: (i) such Purchaser’s Designee is Highland Hospitality Corporation or an Affiliate of Purchaser or Highland Hospitality Corporation; (ii) Purchaser shall give notice given to Seller no later than five (5) business days prior to the Closing Date of the identity of such Purchaser’s Designee; (iii) such Purchaser’s Designee shall assume in writing for the benefit of Seller all obligations under this Agreement relating to the Hotel; (iv) no such assignment shall relieve Purchaser of its obligations under this Agreement; and (v) such assignment shall not delay or otherwise adversely affect Closing.

12.2 Notices. Notices and other communications required or permitted under this Agreement shall be in writing and delivered by hand against receipt or sent by recognized overnight delivery service, by certified or registered mail, postage prepaid, with return receipt requested or by telefacsimile. All notices shall be addressed as follows:

If to Seller:

c/o Host Marriott Corporation

6903 Rockledge Drive, Suite 1500

Bethesda, Maryland 20817

Attn: Ms. Lan Elliott

Fax: 240/744-5706

with a copy to:

Host Marriott Corporation

6903 Rockledge Drive, Suite 1500

Bethesda, Maryland 20817

Attn: David L. Buckley, Esquire

Fax: 240/744-5866

with a copy to:

Ballard Spahr Andrews & Ingersoll, LLP

601 13th Street, NW, Suite 1000 - South

Washington, D.C. 20005

Keith W. McGlamery, Esquire

Fax: 202/661-2299

If to Purchaser:

Barcelo Crestline Corporation

8405 Greensboro Drive, Suite 500

McLean, Virginia 22102

Attention: Tracy M.J. Colden, Esquire

Fax No. 571/382-1757

with a copy to:

Barcelo Crestline Corporation

8405 Greensboro Drive, Suite 500

McLean, Virginia 22102

Attention: Patrick Campbell

Fax No. 571/382-1757

If to Escrow Agent:

Fidelity National Title Insurance Company

National Title Services Division

1500 Walnut Street, Suite 300

Philadelphia, Pennsylvania 19102

Attention: Nancy Staino

Tel. No.: 609/487-7673

Fax No.: 609/487-7434

or to such other addresses as may be designated by a proper notice. Notices shall be deemed to be effective upon receipt (or refusal thereof) if personally delivered, sent by recognized overnight delivery service, or sent by certified or registered mail, postage prepaid, with return receipt requested, or upon electronically verified transmission, if such delivery is by telefacsimile.

12.3 Waiver of Jury Trial; Jurisdiction. Seller and Purchaser hereby waive any right to jury trial in the event any party files an action relating to this Agreement or to the transactions or obligations contemplated by this Agreement. Any action, suit or proceeding arising out of this Agreement or the transactions contemplated by this Agreement shall be brought exclusively in the United States District Courts or Circuit Courts located in the State of Texas and Seller and Purchaser agree that such courts are the most convenient forum for resolution of any such action and further agree to submit to the jurisdiction of such courts and waive any right to object to venue in such courts.

12.4 Counterparts and Effectiveness. This Agreement may be executed in any number of counterparts which, when taken together, shall constitute a single binding instrument. Execution and delivery of this Agreement by facsimile shall be sufficient for all purposes and shall be binding on any Person who so executes.

12.5 Brokerage. Purchaser and Seller each represents to each other that, other than Broker, no broker, finder or similar consultant has acted on its behalf in connection with this Agreement or the transaction contemplated by this Agreement. Seller shall pay Broker a commission at Closing pursuant to a separate agreement. Purchaser and Seller each shall indemnify and hold the other harmless from claims made by any other broker, finder or similar consultant claiming through it for a commission, fee or compensation in connection with this Agreement or the transaction contemplated by this Agreement. The indemnification obligations set forth in this Section 12.5 shall survive Closing or any termination of this Agreement.

12.6 Confidentiality. Purchaser and Seller shall each maintain as confidential the terms of this Agreement and any and all information and material obtained about the other which is furnished to it by the other in connection with this Agreement, and such obligation shall survive any termination of this Agreement and shall survive Closing indefinitely. Purchaser shall maintain as confidential any and all information and material about the Hotel which is furnished to it by or on behalf of Seller, and such obligation shall survive any termination of this Agreement but shall terminate at Closing. Confidential information shall not include information and material which (i) becomes generally available to the public other than as a result of a disclosure prohibited by this Section 12.6, (ii) is known to Purchaser or Seller, as the case may be, prior to its receipt of such information and material from the other, or (iii) becomes available to Purchaser or Seller, as the case may be, on a non-confidential basis from a source other than the other which is not prohibited from disclosing the same. Notwithstanding the foregoing, (i) each of Purchaser and Seller may disclose confidential information to its employees, agents or advisors, and Purchaser may disclose such information to potential investors or lenders, in each case on a need-to-know basis after the recipients of the information have been informed of the confidential nature of such information and directed not to disclose such information except in accordance with this Section 12.6, (ii) each of Purchaser and Seller may disclose confidential information to the extent legally compelled, provided that it shall provide the other with prompt written notice so that the other may seek a protective order or other appropriate remedy, and (iii) Purchaser and Seller, following prior notice to and consultation with the other, may disclose the transaction contemplated by this Agreement to the extent necessary to obtain consents or approvals contemplated by this Agreement. Notwithstanding the foregoing, any party to this Agreement (and any employee, representative or other agent of any such party) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to any such party relating to such tax treatment and tax structure; provided, however, that any such information and materials shall be kept confidential. For purposes of the exceptions set out in the preceding sentence to the general confidentiality provisions set forth above, the tax treatment and tax structure of the transactions contemplated by this Agreement shall not be deemed to include the location of the Hotel, the identity of the parties to this Agreement or the Purchase Price.

12.7 Public Announcements. Neither Seller nor Purchaser shall make any public statement or issue any press release prior to the Closing with respect to this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party, except as otherwise required by law.

12.8 Recordation. Neither Seller nor Purchaser shall record this Agreement or any notice of this Agreement in any public records.

12.9 Like-Kind Exchange. Seller shall have the absolute right to assign any of its rights under this Agreement in connection with a like-kind exchange of property intended to qualify as tax-free under Section 1031 of the Internal Revenue Code, provided that (i) Seller shall save, protect, defend, indemnify and hold the Purchaser Indemnitees harmless from any and all additional costs, liabilities or expenses as a result of such like-kind exchange, (ii) Seller shall remain liable for any of its obligations under this Agreement, (iii) such exchange shall not cause or result in any delay of the Closing, and (iv) Purchaser shall not be obligated to take title to any other property in connection with such exchange. Upon request of Seller, Purchaser shall, and shall cause any Purchaser’s Designee to, cooperate with Seller, at Seller’s sole cost and expense, as Seller may reasonably request to enable Seller to consummate such like-kind exchange.

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed as of the Contract Date:

SELLER:

HMC RETIREMENT PROPERTIES, L.P.

By:	Durbin LLC, its general partner

	By:	/s/ LAN ELLIOT
	Name:	Lan Elliot
	Its:	Vice President

PURCHASER:

BARCELO CRESTLINE CORPORATION

By:	/s/ BRUCE D. WARDINSKI
Name:	Bruce D. Wardinski
Its:	President and Chief Executive Officer

JOINDER OF ESCROW AGENT

The undersigned is joining this Agreement to evidence its agreement to receive, hold and disburse the Deposit in accordance with the terms of the Agreement.

FIDELITY NATIONAL TITLE INSURANCE COMPANY

By:	/s/ NANCY STANIO
Name:	Nancy Stanio
Its:	Vice President

SCHEDULES AND EXHIBITS

Schedules

1.1B(1)	Land – Fee Property
1.1B(2)	Land – School Lease Property
3.5	Litigation Not Covered by Insurance
3.7	Environmental Reports
3.12	Contracts
7.4	Allocation of Closing Costs

Exhibits

A	Form of Deed – Land
B	Form of Bill of Sale
C	Form of Assignment and Assumption of Contracts
D	Form of Assignment and Assumption of School Lease
E	Form of Wall License Agreement
F	Form of School Lessor Agreement